UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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Ferro Corporation

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PROXY STATEMENT
PROPOSAL ONE: ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

FERRO CORPORATION 100O LAKESIDE AVENUE CLEVELAND, OHIO 44114-1147 USA TELEPHONE: (216) 641-8580 FACSIMILE: (216) 875-7266 WEBSITE: www.ferro.com

March 24, 2009

Dear Shareholder:

I cordially invite you to attend the 2009 Annual Meeting of Shareholders of Ferro Corporation, which will be held on Friday, April 24, 2009. The meeting will be held at our corporate offices located at 1000 Lakeside Avenue in Cleveland, Ohio, and will begin at 10:00 a.m. (Eastern time).

At the 2009 Annual Meeting, shareholders will vote on the election of three Directors and the ratification of the appointment of Deloitte & Touche LLP as Ferro’s independent registered public accounting firm for the fiscal year ending December 31, 2009. The following Proxy Statement contains information about the Directors standing for election and the Directors who will continue in office after the Annual Meeting, a description of our corporate governance practices, information about Ferro’s relationship with Deloitte & Touche LLP and other relevant information about our Company and the Annual Meeting.

Regardless of the number of shares you own, your participation is important. I urge you to vote as soon as possible by telephone, the Internet or mail, even if you plan to attend the meeting. You may revoke your proxy at any time before the meeting regardless of your voting method. If you choose, you may also vote your shares personally at the meeting. In any case, your vote is important.

I look forward to seeing you at the Annual Meeting.

Very truly yours,

James F. Kirsch
Chairman, President and
Chief Executive Officer

Who is soliciting my proxy with this Proxy Statement?

The Board of Directors of Ferro is soliciting your proxy in connection with our Annual Meeting of Shareholders.

Where and when will the meeting be held?

This year’s meeting will be held on April 24, 2009, at the Company’s corporate headquarters located at 1000 Lakeside Avenue in Cleveland, Ohio. The meeting will begin at 10:00 a.m. (Eastern time). Parking is available at nearby facilities.

What will be voted on at the meeting?

At the meeting, shareholders will vote on the election of three Directors for terms ending in 2012 and the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2009.

What if I wish to attend the meeting?

If you wish to attend the meeting, you should so indicate on the enclosed attendance response card and return the card to Ferro. This will assist us with meeting preparations and enable us to expedite your admission to the meeting.

Who is entitled to vote at the meeting?

The record date for this meeting is March 2, 2009. On that date, we had 44,835,438 shares of Common Stock (which have a par value of $1.00 per share) and 216,488 shares of Series A ESOP Convertible Preferred Stock (which have no par value) outstanding. Each of these shares will be entitled to one vote at the meeting. (The Common Stock and Series A ESOP Convertible Preferred Stock will vote together as a single class.)

How do I vote?

If you are a registered shareholder, you may cast your vote in person at the meeting or by any one of the following ways:

By Telephone:  You may call the toll-free number (1-888-693-8683) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Telephone voting is available 24 hours a day. If you vote by telephone, you do not need to return your proxy card.

Over the Internet:  You may visit the website (www.cesvote.com) printed on your proxy card. Follow the simple instructions and use the personalized control number printed on your proxy card to vote your shares. You will be able to confirm that your vote has been properly recorded. Internet voting is available 24 hours a day. If you vote over the Internet, you do not need to return your proxy card.

By Mail:  You may mark, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope.

If you are a beneficial holder (your shares are held through your broker or dealer), you will receive instructions on how to vote your shares with these proxy materials.

What if I change my mind before the meeting?

If you change your mind, you may revoke your proxy by giving us notice, either in writing before the meeting to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA or at the meeting itself. (If you do revoke your proxy during the meeting, it will not, of course, affect any vote that has already been taken.)

PROXY STATEMENT

This document is the Notice of Meeting and the Proxy Statement of the Board of Directors of Ferro Corporation in connection with the Annual Meeting of Shareholders to be held on April 24, 2009, at 10:00 a.m. (Eastern time).

PROPOSAL ONE: ELECTION OF DIRECTORS

At the Annual Meeting, shareholders will consider the election of three Directors for terms ending in 2012. Our Board has ten Directors divided into three classes with each class having a minimum of three directors. The Directors in each class are elected for terms of three years so that the term of office of one class of Directors expires at each Annual Meeting. The following pages contain information about our Directors (both the nominees for re-election and the Directors whose terms will not expire at this meeting).*

Nominees for Election at this Annual Meeting

The current terms of office of Dr. Jennie S. Hwang, James F. Kirsch, and William J. Sharp will expire on the day of this Annual Meeting (as soon as they or their successors are elected). The Board has nominated each of these incumbents for re-election at this Annual Meeting. Following is information about these three Directors:

JENNIE S. HWANG, Ph.D. Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	61 2001 This Annual Meeting 20,198 shares 28,750 shares Audit Committee Governance & Nomination Committee

Biographical Information:

Dr. Hwang has over 30 years of experience in materials, electronics, chemicals and coatings through her management and/or ownership of businesses. She has served as the President of H-Technologies Group since 1994, encompassing international business, worldwide manufacturing services, intellectual property management and joint ventures. Dr. Hwang was also the Chief Executive Officer of International Electronic Materials Corporation (a manufacturing company she founded, which was later acquired). Prior to establishing these companies, Dr. Hwang held various senior executive positions with Lockheed Martin Corp., SCM Corp. and The Sherwin-Williams Company.

Dr. Hwang holds a Ph.D. in engineering and two M.S. degrees in liquid crystals and chemistry. She has served as National President of the Surface Mount Technology Association and in other global leadership positions and is a worldwide speaker and author of more than 300 publications and several internationally-used textbooks on leading technologies and global market thrusts. Dr. Hwang has been elected to the National Academy of Engineering and International Hall of Fame (Women in Technology) and is a board member of Singapore Asahi Chemical Industries, Pte. Ltd. (a Singapore chemical company) and Case Western Reserve University.

 *      For each of the Directors, the number of shares reported as “Common Stock Owned” is as of March 2, 2009, and includes shares that the Director owns beneficially, but not of record, deferred shares and deferred stock units that are converted to Common Stock after a one-year vesting period. (An individual is deemed to be the beneficial owner of shares over which he or she exercises or shares voting power or investment power.) The number of shares reported as “Common Stock Under Option” is as of March 2, 2009, but includes shares subject to options that would be issued if the Director exercised all stock options vested within 60 days after March 2, 2009, the record date for the Annual Meeting.

JAMES F. KIRSCH Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option:	51 2005 This Annual Meeting 275,325 shares 341,500 shares

Biographical Information:

Mr. Kirsch was elected Chairman of Ferro’s Board of Directors on December 14, 2006. He was appointed Chief Executive Officer and a Director in November 2005. Mr. Kirsch joined Ferro in October 2004 as its President and Chief Operating Officer.

Prior to joining Ferro, Mr. Kirsch served as President of Premix Inc. and Quantum Composites, Inc., manufacturers of thermoset molding compounds, parts and sub-assemblies for the automotive, aerospace, electrical and HVAC industries. Prior to that, from 2002 through 2004, he served as President of Quantum Composites, Inc. From 2000 through 2002, he served as President and director of Ballard Generation Systems and Vice President for Ballard Power Systems in Burnaby, British Columbia, Canada.

Mr. Kirsch started his career with The Dow Chemical Company, where he spent 19 years and held various positions of increasing responsibility, including global business director of Propylene Oxide and Derivatives and Global Vice President of Electrochemicals.

WILLIAM J. SHARP Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	67 1998 This Annual Meeting 30,028 shares 36,250 shares Audit Committee (Chair) Compensation Committee Finance Committee

Biographical Information:

Mr. Sharp serves as a consultant to various private equity groups.

In 2001, Mr. Sharp retired as President of North American Tire for The Goodyear Tire & Rubber Company, a tire, engineered rubber products and chemicals manufacturer.

Mr. Sharp began his career with Goodyear in 1964. Following various assignments in the United States and abroad, he was named Director of European Tire Production in 1984. He was appointed Vice President of Tire Manufacturing in 1987 and later Executive Vice President of Product Supply in 1991. In 1992, he became President and General Manager of Goodyear’s European Regional Operations. He was elected President of Goodyear Global Support Operations in 1996. Mr. Sharp is also a director of Jiangsu Xingda Tyre Cord Co. Ltd. (a Chinese tire component supplier), 2020 ChinaCap Acquirco, Inc. (a special purpose acquisition company) and Theotino, Inc. (a software platform for online work collaboration and services trading).

Dr. Hwang and Messrs. Kirsch and Sharp have each agreed to stand for re-election. While we have no reason to believe that any of these nominees will be unable or unwilling to serve at the time of the Annual Meeting, in the unlikely event any of them does not stand for re-election, the shares represented by proxy at the Annual Meeting may be voted for the election of a substitute nominee named by the Board, or there will be a vacancy available to be filled by the Board.

Vote Required

The three nominees who receive the greatest number of votes cast by the shares present, in person or by proxy, and entitled to vote will be elected Directors.

Board Recommendation

The Board recommends that you vote FOR the election of Dr. Hwang and Messrs. Kirsch and Sharp. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

If the election of Directors is by cumulative voting (see page 39 below), the persons appointed by your proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment to elect as many of the Board nominees as possible.

Directors Continuing in Office

The following are the Directors who will continue in office after the Annual Meeting:

MICHAEL H. BULKIN Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	70 1998 2010 47,543 shares 36,250 shares Compensation Committee (Chair)

Biographical Information:

Mr. Bulkin is a private investor. In 1965, he joined McKinsey & Company, Inc. (an international management consulting firm). He became a principal in 1970 and was elected a director in 1976. While serving with McKinsey & Company, Mr. Bulkin held several leadership positions including Managing Director of various offices, Chairman of the Partner Evaluation and Compensation Committee and member of the Shareholders Committee, Executive Committee, Strategy Development Committee, Professional Personnel Committee and Partner Election Committee. Mr. Bulkin retired from McKinsey & Company in 1993.

Mr. Bulkin also serves as a director of Bunge Limited (a global food and agribusiness company operating in the farm-to-consumer food chain).

SANDRA AUSTIN CRAYTON Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	61 1994 2011 21,043 shares 36,250 shares Finance Committee Governance & Nomination Committee

Biographical Information:

Ms. Crayton is a Managing Director with Alvarez and Marsal, a professional services firm. Ms. Crayton joined the firm in January 2006. Prior to that, Ms. Crayton was President and Chief Executive Officer of PhyServ, LLC, a health care billing, collections, receivables and information company.

Ms. Crayton was appointed Senior Vice President and General Manager of the Medical/Surgical and Psychiatry Management Centers of University Hospitals of Cleveland in 1988. From 1990 to 1994, she served as Executive Vice President and Chief Operating Officer of The University of Chicago Hospitals. In 1994, she was appointed President of Caremark Clinical Management Services, a division of Caremark Rx, Inc. In 1995, Ms. Crayton was named President of Caremark Physician Services, a division of Caremark, Inc., which provides physician practice management services. Between 1997 and 1999, Ms. Crayton was President and Chief Executive Officer of Sedona Health Care Group, Inc. In 1999, she became President and Chief Executive Officer of PhyServ LLC and retired from that position on June 1, 2001, when the company was sold.

RICHARD. J. HIPPLE Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	56 2007 2011 6,800 shares 0 shares Compensation Committee Finance Committee

Biographical Information:

Mr. Hipple is the Chairman of the Board, President and Chief Executive Officer of Brush Engineered Materials Inc., a manufacturer of high-performance engineered materials. Mr. Hipple has served as Chairman of the Board and Chief Executive Officer of Brush since May 2006 and President of Brush since May 2005. Mr. Hipple was Vice President of Strip Products of Brush from July 2001 until May 2002, when he became President of Alloy Products of Brush.

Prior to joining Brush, Mr. Hipple was President of LTV Steel Company, a business unit of the LTV Corporation.

WILLIAM B. LAWRENCE Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	64 1999 2011 19,031 shares 33,750 shares Audit Committee Compensation Committee Governance & Nomination Committee (Chair)

Biographical Information:

Before the sale of TRW Inc. to Northrop Grumman in December 2002 and his retirement from TRW in February 2003, Mr. Lawrence served as TRW’s Executive Vice President, General Counsel & Secretary. TRW was a provider of advanced technology products and services for the global automotive, aerospace and information systems markets.

Mr. Lawrence first joined TRW in 1976 as counsel specializing in securities and finance. He held positions of increasing responsibility within the TRW law department until his appointment as TRW’s Executive Vice President of Planning, Development and Government Affairs in 1989 and a member of TRW’s Management Committee. In 1997, Mr. Lawrence was named to the additional position of Executive Vice President, General Counsel & Secretary.

Mr. Lawrence also serves as a director of Brush Engineered Materials Inc. (a manufacturer of high-performance engineered materials).

MICHAEL F. MEE Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	66 2001 2010 34,476 shares 31,250 shares Compensation Committee Finance Committee (Chair)

Biographical Information:

At the time of his retirement in March 2001, Mr. Mee served as Executive Vice President and Chief Financial Officer of Bristol-Myers Squibb Company, a pharmaceutical and related health care products company.

Mr. Mee joined Bristol-Myers Squibb in 1994 as its Chief Financial Officer and later assumed additional responsibility for Corporate Development and Global Business Services. In 1999, he was made Executive Vice President and became a member of the Office of the Chairman in 2000.

Before joining Bristol-Myers Squibb, Mr. Mee was involved in the reorganization of Wang Laboratories as Chairman of the Board and earlier as Executive Vice President and Chief Financial Officer of the company. Prior to joining Wang Laboratories in 1990, Mr. Mee had positions of increasing responsibility with Norton Company, Monsanto Company and Chrysler Corporation. Mr. Mee also serves as a director of Lincoln National Corporation (an insurance and financial services company).

PERRY W. PREMDAS Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	56 2007 2010 18,800 shares 0 shares Audit Committee Finance Committee

Biographical Information:

Mr. Premdas joined Ferro’s Board on February 23, 2007. From 1999 to 2004, Mr. Premdas served as the Chief Financial Officer and a member of the Board of Management of Celanese AG, a worldwide leader in chemical products, acetate fiber, technical polymers and performance products headquartered in Germany. From 1976 to 1998, Mr. Premdas held management and financial positions of increasing responsibility with Celanese Corporation and Hoechst AG, including Chief Financial Officer roles at Hoechst Celanese Corporation and Centeon LLC.

Mr. Premdas is also a director of Compass Minerals International, Inc. (a salt and specialty fertilizer company), Balchem Corporation (a developer, manufacturer and marketer of specialty performance ingredients and products for the nutritional, feed and medical sterilization industries), and Fresenius Kabi Pharmaceuticals Holding, Inc. (a subsidiary of Fresenius SE active in the field of injectable pharmaceutical products).

DENNIS W. SULLIVAN Age: First Became a Ferro Director: Current Term Expires: Common Stock Owned: Common Stock Under Option: Committee Assignments:	70 1992 2011 50,032 shares 36,250 shares Audit Committee Governance & Nomination Committee

Biographical Information:

Mr. Sullivan retired as Executive Vice President of Parker Hannifin Corporation, a producer of motion and control components for commercial, industrial and aerospace markets, on December 31, 2003. Mr. Sullivan began his career with Parker in 1960. He became Group Vice President in 1972, President of the Fluid Connectors Group in 1976, Corporate Vice President in 1978, President of the Fluidpower Group in 1979 and President of the Industrial Sector in 1980. He became an Executive Vice President of Parker in 1981. Mr. Sullivan was formerly a director of Parker Hannifin and of KeyCorp (a bank-based financial services company).

Board Meetings and Attendance

During 2008, the Board of Directors met 14 times. During 2008, each Director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served. In accordance with our Corporate Governance Guidelines, our Directors are encouraged to attend the Annual Meeting of Shareholders. All of the Directors who were in office at the time except for Mr. Bulkin attended the 2008 Annual Meeting held on April 25, 2008.

Director Compensation

In 2008, Directors (other than Mr. Kirsch, who is an employee of the Company) were paid a quarterly retainer of $16,250 ($65,000 per annum) and in February 2008 were awarded 3,800 deferred stock units. The non-employee Directors do not receive a fee for attending meetings unless the total number of meetings a non-employee Director attends in a given year exceeds 24, in which case the non-employee Director would be paid $1,500 for each meeting in excess of 24. (In 2008, all non-employee Directors except for Mr. Bulkin attended more than 24 meetings.) In 2008, the Chair of the Audit Committee was paid an additional quarterly fee of $5,000 ($20,000 per annum) and the Chairs of the Compensation, Finance and Governance & Nomination Committees were each paid an additional quarterly fee of $2,500 ($10,000 per annum). Directors’ fees and other compensation for 2008 were:

Directors’ Compensation Table

	Fees			Deferred Stock Units(2)
				Number of
				Shares of
	Paid In			Common		Total
Name	Cash	Deferred(1)	Total Fees	Stock	Value(3)	Compensation
	$	$	$	Shares	$	$

Michael H. Bulkin	0	75,000	75,000	3,800	65,588	140,588

Sandra Austin Crayton	69,500	0	69,500	3,800	65,588	135,088

Richard J. Hipple	68,000	0	68,000	3,800	65,588	133,588

Jennie S. Hwang	69,500	0	69,500	3,800	65,588	135,088

James F. Kirsch(4)	0	0	0	0	0	0

William B. Lawrence	85,500	0	85,500	3,800	65,588	151,088

Michael F. Mee	0	81,000	81,000	3,800	65,588	146,588

Perry W. Premdas	0	80,000	80,000	3,800	65,588	145,588

William J. Sharp	98,500	0	98,500	3,800	65,588	164,088

Dennis W. Sullivan	0	66,500	66,500	3,800	65,588	132,088

(1)	Fees have been deferred pursuant to the deferred compensation program for Directors described below.

(2)	The deferred stock units will be paid out in an equal number of shares of Company stock after a one-year holding period (unless deferred by the Director). The date of grant each year is the pre-determined date of the Governance & Nomination Committee meeting in February of that year.

(3)	The amounts in this column reflect full fair value of the award on February 28, 2008, the date of grant.

(4)	Mr. Kirsch is not paid any fees for his service as a Director because he is an employee of the Company.

Directors may defer their fees and common stock issuable upon settlement of the deferred stock units into a Ferro Common Stock account. Amounts so deferred are invested in Ferro Common Stock, and dividends on those shares are reinvested in additional Ferro Common Stock. Ferro distributes the shares credited to a Director’s deferred account after he or she ceases to be a Director.

CORPORATE GOVERNANCE

Ferro’s Board has long followed, both formally and informally, corporate governance principles designed to assure that the Board, through its membership, composition and committee structure, is able to provide informed, competent and independent oversight of the Company. Below is a description of the corporate governance measures in place to assure that objective is met. Further information about the Company’s corporate governance policies may be found at our website: www.ferro.com.

Corporate Governance Principles

The Board has adopted Corporate Governance Principles. These Corporate Governance Principles, which may be found on our website (www.ferro.com), are intended to assure that Ferro’s Director qualifications, Committee structure and overall Board processes provide good corporate governance and independent oversight of the Company’s management.

The Corporate Governance Principles provide that, unless the Board specifically requests otherwise, a Director is expected to retire from the Board at the annual meeting following his or her 70th birthday. Michael H. Bulkin and Dennis W. Sullivan are both 70 years of age. The Board has requested that each of Messrs. Bulkin and Sullivan continue his service on the Board until his successor is identified. The Board has retained a third party search firm to assist in identifying suitable candidates.

Director Independence

The Board has also adopted formal Guidelines for Determining Director Independence, which are available on our website (www.ferro.com). The purpose of these Guidelines is to assist the Board in its evaluation of and determination as to the independence of members of the Board. The Guidelines meet or exceed in all respects the standards set forth in section 303A of the New York Stock Exchange listing standards, and the Board has determined that all Directors, other than Mr. Kirsch, qualify as “independent” under such standards.

Board Committees

The Board of Directors has four committees, which are the Audit Committee, the Compensation Committee, the Finance Committee and the Governance & Nomination Committee.

Audit Committee

The Audit Committee assists the Board with oversight of the integrity of Ferro’s financial statements, Ferro’s compliance with legal and regulatory requirements relating to its financial reports (including the annual Audit Committee report as required by the Securities Exchange Act of 1934), Ferro’s independent registered public accounting firm’s qualifications, independence, and performance, the performance of Ferro’s internal audit and risk management functions, compliance with Ferro’s legal and ethical policies and Ferro’s accounting practices and systems of internal controls. The Audit Committee is not, however, responsible for conducting audits, preparing financial statements or the accuracy of any financial statements or filings, all of which remain the responsibility of management and the independent registered public accounting firm. The Committee’s charter may be found on our website (www.ferro.com).

Dr. Hwang and Messrs. Lawrence, Sharp, Sullivan and Premdas served on the Audit Committee throughout 2008, with Mr. Sharp serving as the Chair. Each member of the Audit Committee is “independent” as required under section 301 of the Sarbanes-Oxley Act of 2002, as well as under the standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence. The Board has determined, in its best judgment, that more than one member of the Audit Committee has the accounting and related financial management experience and expertise to qualify as an audit committee “financial expert” as defined in section 407 of the Sarbanes-Oxley Act and the Securities and Exchange Commission’s rules under that statute. The Board has designated Mr. Premdas as the Audit Committee’s named financial expert. (Mr. Premdas’ biography is on page 6 above.) Each member of the Audit Committee has the requisite financial literacy required under section 303A of the New York Stock Exchange listing standards to serve on the Audit Committee.

The Audit Committee charter provides that an Audit Committee member may not simultaneously serve on more than two other audit committees of public companies without the prior approval and authorization of the Board. Mr. Premdas serves on the audit committees of Balchem Corporation, Compass Minerals International and Fresenius Kabi Pharmaceuticals Holding, Inc. Before Mr. Premdas joined the audit committee of Fresenius Kabi Pharmaceuticals Holding, Inc., in 2008, the Board determined that the simultaneous service on these audit committees would not impair Mr. Premdas’ ability to effectively serve on our Audit Committee.

The Audit Committee met 9 times in 2008. The Audit Committee’s report is on page 38 below.

Compensation Committee

The Compensation Committee is responsible for recommending policies for compensation of Directors and setting the compensation of the Senior Management Committee, which is comprised of the Company’s executive officers. (See page 15 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.) The Committee also oversees the various compensation and benefit plans and policies of the Company generally. The Committee’s charter may be found on our website (www.ferro.com).

The Committee has retained Towers Perrin, a nationally-recognized executive compensation consulting firm, to provide support to the Committee and management. Towers Perrin assists with the design of pay plans and reviewing the effectiveness and competitiveness of the Company’s compensation programs. Towers Perrin also provides the Committee and management with market data on the compensation programs of peer companies. The Chief Executive Officer and Vice President, Human Resources make recommendations regarding compensation of the Senior Management Committee (other than for the Chief Executive Officer) based on the competitive market data, internal pay equity, responsibilities and performance. The Committee makes all final determinations regarding executive compensation, including salary, bonus targets, equity awards and related performance goals. From time to time, the Committee delegates to the Chief Executive Officer and Vice President, Human Resources authority to carry out certain administrative duties regarding the compensation programs, including grants of equity awards to non-executive employees and new hires. For more information on how executive compensation decisions are made, see the “Executive Compensation Discussion & Analysis” section beginning on page 13 below.

Messrs. Bulkin, Hipple, Lawrence, Mee and Sharp served on the Compensation Committee during 2008, with Mr. Bulkin serving as the Chair. All members of this Committee meet the “independence” standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Compensation Committee met 4 times in 2008. The Compensation Committee’s report is on page 19 below.

Finance Committee

The Finance Committee has oversight responsibilities with respect to reviewing the Company’s capital structure, worldwide capital needs, major capital allocations, financial position and related financial covenants and recommending to the Board financial programs and plans for implementing such programs. This Committee’s charter may also be found on our website (www.ferro.com).

Ms. Crayton and Messrs. Mee, Hipple, Premdas and Sharp served on the Finance Committee throughout 2008, with Mr. Mee serving as the Chair. All members of this Committee meet the “independence” standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Finance Committee met 11 times in 2008.

Governance & Nomination Committee

The Governance & Nomination Committee is responsible for recommending to the Board corporate governance principles, overseeing adherence to the corporate governance principles adopted by the Board, recommending to the Board criteria and qualifications for new Board members, recommending to the Board nominees for appointment or election as Directors and recommending to the Board the composition and chairs of each committee. The Committee’s charter may be found on our website (www.ferro.com).

In its role as the nominating body for the Board, the Committee reviews the credentials of potential Director candidates (including potential candidates recommended by shareholders), conducts interviews and makes formal recommendations to the Board for the annual and any interim election of Directors. In making its recommendations, the Committee considers a variety of factors, including skills, independence, background, experience, diversity and compatibility with existing Board members. Other than the foregoing, there are no stated minimum criteria for Director nominees, and the Committee may also consider such other factors as it deems appropriate in the best interests of Ferro and its shareholders.

The Committee identifies nominees by first evaluating the current members of the Board willing to continue in service. If any Board member does not wish to continue in service or if the Committee or the Board decides not to nominate a member for re-election, then the Committee identifies the desired skills and experience in light of the criteria outlined above. The Committee then establishes a pool of potential Director candidates from recommendations from the Board, senior management and shareholders. The Committee has also retained a third party search firm to assist in the identification of Director candidates.

The Committee will consider candidates for Director who are recommended by shareholders. Shareholder recommendations should be submitted in writing to: Secretary, Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA. The recommendation letter should include the shareholder’s own name, address and the number of shares owned and the candidate’s name, age, business address, residence address and principal occupation, as well as the number of shares the candidate owns. The letter should provide all of the information that would need to be disclosed in the solicitation of proxies for the election of directors under federal securities laws. Finally, the shareholder should also submit the recommended candidate’s written consent to be elected and commitment to serve if elected. Ferro may also require a candidate to furnish additional information regarding his or her eligibility and qualifications.

Ms. Crayton, Dr. Hwang and Messrs. Lawrence and Sullivan served on the Governance & Nomination Committee throughout 2008, with Mr. Lawrence serving as the Chair. All members of this Committee meet the “independence” standards contained in section 303A of the New York Stock Exchange’s listing standards and the Company’s Guidelines for Determining Director Independence.

The Governance & Nomination Committee met 4 times in 2008.

Other Corporate Governance Measures

Ferro’s non-management Directors, all of whom are independent, meet at regularly scheduled executive sessions several times each year. These meetings are chaired by a lead Director selected from among the committee Chairs on a rotating basis. Mr. Bulkin, the Chair of the Compensation Committee, currently serves as the lead Director. Neither the Chief Executive Officer nor any other member of management attends these meetings. Following each executive session, the lead Director shares with the Chief Executive Officer such observations, comments or concerns as he and the other non-management Directors deem appropriate.

The independent Directors have access to Ferro management as they deem necessary or appropriate. In addition, the Chairs of the Audit Committee, Governance & Nomination Committee and Compensation Committee meet periodically with members of senior management.

Finally, Ferro has adopted a series of policies dealing with business conduct and ethics. These policies apply to all Ferro Directors, officers and employees. A summary of these policies may be found on Ferro’s website (www.ferro.com), and the full text of the policies is available in print, free of charge, by writing to: Secretary,

Ferro Corporation, 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147 USA. Under the Audit Committee’s charter, the Committee is charged with responsibility to assure that all exceptions to and waivers of the Company’s ethical and internal control policies are properly disclosed, documented and approved by the Committee and that no employee is disciplined, punished or otherwise disadvantaged as a consequence of reporting in good faith violations of the Company’s policies. Exceptions, waivers and amendments of those policies may be made, if at all, only by the Committee and, in the event any such exceptions, waivers or amendments are granted, a description of the change or event will be posted on Ferro’s website within four business days. Finally, further to assure compliance, Ferro maintains a hotline that allows employees throughout the world to report confidentially any detected violations of these legal and ethical conduct policies consistent with local legal requirements and subject to local legal limitations.

Any shareholder or other interested party who wishes to communicate directly and confidentially with the lead Director or the non-management Directors as a group may contact the non-management Directors at the following website: www.ferrodirectors.com. The non-management Directors will handle such communications confidentially.

EXECUTIVE COMPENSATION DISCUSSION & ANALYSIS

Set forth below is a description of the process by which the Company, through its Compensation Committee, set the compensation of its Chief Executive Officer and other members of the Senior Management Committee for 2008. (The Senior Management Committee is composed of the Company’s executive officers. See page 15 of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.)

Our Compensation Philosophy and Objectives

The primary objectives of the Company’s executive compensation program are:

o	To provide a total compensation opportunity designed to attract, retain and align the efforts of an experienced and high-performing senior management team toward the achievement of the financial goals of the corporation and improvement in shareholder value,

o	To reward the achievement of specific annual and long-term financial goals and align the interests of executives with those of shareholders,

o	To target executive compensation levels for base salary, annual incentives and long-term incentive compensation at the 50th percentile of the competitive market, with a strong “pay-for-performance” relationship, to ensure the Company’s ability to compete in the market for executive talent,

o	To target appropriate portions of long-term incentive compensation, when necessary, toward retention of our executive team, and

o	To ensure that the actual compensation paid to our executive team is aligned and correlated with financial performance results and changes in shareholder value.

Compensation Committee Oversight

The Compensation Committee of the Board is responsible for establishing, implementing and monitoring adherence to the Company’s compensation philosophy for the Chief Executive Officer and the other members of the Senior Management Committee. The Compensation Committee sets the compensation of the Company’s executive officers, recommends to the Board compensation for the Directors and the Chairs and members of Board committees and oversees compensation and benefit plans and policies of the Company generally.

In carrying out its oversight responsibilities, the Compensation Committee is supported by external executive compensation consultants and management. The Committee has the sole authority to retain (and terminate) any executive compensation consulting firms used to evaluate the Company’s executive management compensation.

The nature of this support is summarized below:

Role of External Compensation Consultants.  The Compensation Committee has retained Towers Perrin, a nationally-recognized executive compensation consulting firm, to provide expertise to management and the Committee on the design of appropriate pay plans, analysis of the effectiveness of existing plans and the competitiveness of base salary, annual incentive levels and long-term incentive awards with the competitive market.

In fulfilling this role, Towers Perrin provides the Committee with competitive market data from a variety of sources. Compensation data is supplied for companies that are chosen based on their participation in a similar industry and their comparable size (based on revenues). This market data includes information from the proxy statements of Ferro’s 14 peer companies, from 17 specialty chemical companies in the S&P index and from other Mid Cap companies with revenues from approximately $1 billion to $4 billion that are comparable to Ferro’s revenues. Towers Perrin also provides data from the surveys of nationally recognized human resources consulting firms to supplement this information. The Ferro peer companies that Towers Perrin analyzed for 2008 included the following:

A. Schulman, Inc.	The Lubrizol Corporation
Albemarle Corporation	Minerals Technologies Inc.
Cabot Corporation	Olin Corporation
Chemtura Corporation	PolyOne Corporation
Cytec Industries Inc.	Sigma-Aldrich Corporation
H.B. Fuller Company	Valhi, Inc.
Hercules Incorporated	W. R. Grace & Co.

Towers Perrin also provides market data to the Chief Executive Officer and Vice President, Human Resources with respect to each of the Senior Management Committee positions. This information, along with internal equity, scope of responsibilities and performance, is considered by the Chief Executive Officer in making pay recommendations to the Compensation Committee for each member of the Senior Management Committee. The Compensation Committee approves all pay decisions related to Senior Management Committee members.

Role of Management.  Management of the Company supports the Compensation Committee in its assessment of executive compensation, implements decisions made by the Committee and ensures that the Company’s compensation plans are administered in accordance with the provisions of the plans. The Company’s Vice President, Human Resources and Director, Compensation provide Towers Perrin with information concerning executives’ responsibilities, compensation, benefits, executive allowances and Company financial data and business goals as necessary for them to complete their work for the Committee. The Chief Executive Officer and Vice President, Human Resources participate in an advisory capacity in the Compensation Committee’s meetings, including the annual compensation review in February each year, and provide the Committee with data and analyses as requested by the Committee. Management also proposes to the Committee the employees who will participate in the long-term incentive program and the number of shares to be granted. The Committee reviews, discusses and approves the types and number of awards to be made to each participant and the terms, conditions and limitations applicable to each award. The Committee makes its decisions with respect to the Chief Executive Officer in executive session.

Our Current Compensation Program

Our current compensation program includes a base salary, an annual incentive, long-term incentives, retirement benefits, a deferred compensation plan and an executive allowance. In addition, the Company provides its executives with protection against fundamental changes in the Company’s ownership and control through change-in-control agreements. The total compensation and the individual elements of compensation are periodically reviewed by the Compensation Committee based upon data provided by Towers Perrin on market practices of peers, as well as other companies of comparable size to Ferro. The competitive market provides a larger range of companies and more information regarding the compensation of officers than the data from Ferro’s peer companies because certain officers’ information is not available in the public disclosure by these companies. Each element of our compensation program is discussed below.

Base Salary.  An executive’s base salary is cash compensation that is based on internal equity and external competitive market data comparisons. This portion of compensation is not at risk and is paid to the executive regardless of the performance of the Company in a particular year. The amount of base salary is reviewed on an annual basis and adjusted, if warranted, to reflect scope of responsibilities, individual performance and external market conditions. The Company targets base salary at the 50th percentile of the competitive market, but considers other factors, including individual performance and experience, internal equity and scope and influence of the position, in setting an individual’s base salary and overall compensation level. This helps ensure the Company’s ability to compete in the market for executive talent.

Annual Incentives.  The Company’s Annual Incentive Plan (the “AIP”) provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined financial goals for the year. Target incentive opportunities, performance metrics and performance goals are established by the Compensation Committee after reviewing and discussing Management’s recommendations and communicated to participants near the beginning of each year. These AIP goals are directly linked to the financial goals in the annual operating plan approved by the Board of Directors. At the Compensation Committee’s discretion, AIP payments earned by the Chief Executive Officer and each Senior Management Committee member may be adjusted upward or downward by as much as 20% to reflect individual performance in a given year. In addition, the Compensation Committee may adjust AIP performance results to account for certain one-time items in exceptional or extraordinary circumstances where the effects of the item are auditable.

Long-Term Incentives.  In November 2006, the Company’s shareholders approved the 2006 Long-Term Incentive Plan (the “2006 LTIP”). The 2006 LTIP replaced the earlier 2003 Long-Term Incentive Compensation Plan (the “2003 LTIP”). (The 2003 LTIP and the 2006 LTIP constitute the Company’s Long-Term Incentive Plan and are referred to as the “LTIP” in this Proxy Statement.) The terms of the two plans are substantially the same. Grants in 2008 were made under the 2006 LTIP. The Company also has outstanding option awards under the Employee Stock Option Plan adopted in 1985, although this plan is no longer available for future awards.

The LTIP is a critical component of the compensation program. It is designed to promote Ferro’s long-term financial interests and growth by attracting, retaining and motivating high-quality key employees and Directors and aligning their interests with those of our shareholders. The LTIP is administered by the Compensation Committee. Management proposes to the Committee the employees who will participate in the program and the number of shares to be granted. The Committee reviews, discusses and approves the types and number of awards to be made to each participant and approves the terms, conditions and limitations applicable to each award. The Compensation Committee delegates authority to the Chief Executive Officer within pre-established limitations to make awards to newly-hired employees who are not executive officers during the course of the year.

The LTIP allows the Company to award six different types of long-term incentives, i.e., stock options, stock appreciation rights, restricted shares, performance shares, other common stock-based awards (such as phantom common stock units and deferred common stock units) and dividend equivalent rights. In 2008, the Compensation Committee authorized three types of LTIP awards — stock options, performance shares and restricted shares. The basic terms of those awards are described below:

o	Stock Options. Stock options are issued with an exercise price at no less than the closing market price of Ferro Common Stock on the date the options are granted. Stock options have a maximum term of ten years and vest evenly over the first four anniversaries of the grant date. After receiving the recommendation of management, the Compensation Committee determines which employees receive stock options and the number of option shares granted to employees in accordance with the terms of the LTIP.

o	Performance Shares. At the time of award, the Company establishes a nominal or target number of shares for each participant. At the end of the performance period (currently, three years), a determination is made whether and to what extent the pre-established performance targets have been achieved. If target levels of performance are not achieved, a participant’s actual payout will be less than the nominal values of the awards. Threshold performance levels must be achieved to receive any payout. The Committee has the discretion to make adjustments that take into account extraordinary or nonrecurring items or events, or unusual nonrecurring gains or losses identified in Ferro’s financial statements, provided such adjustments are made in a manner consistent with Section 162(m) of the Internal Revenue Code (to the extent applicable). Payments at the end of the period are made one-half in shares of common stock and one-half in cash based on the average closing price for the Company’s Common Stock during the first 10 calendar days of the last month of the performance period. The cash payments provide executives the means to pay the income taxes associated with the award to allow them to retain ownership of the shares. After receiving the recommendation of management, the Compensation Committee determines which employees receive performance shares and the number of performance shares granted to employees in accordance with the terms of the LTIP.

o	Restricted Shares. Restricted shares are shares of Common Stock that are forfeitable if certain conditions are not satisfied. Under the terms of the 2006 LTIP, restricted shares that vest based solely on the lapse of time may not vest in whole in less than three years from the date of grant and no installment of an award may vest in less than 12 months. The restricted shares granted to executive officers by the Compensation Committee in 2008 vest three years from the date of grant. These shares vest only if the executive is employed by the Company at the end of the vesting period or his or her employment was ended due to death, disability or a change of control during that period. At the end of the vesting period, the executive receives shares of the Company’s Common Stock and the nominal amount of dividends paid on such shares during the three-year vesting period. The executive will be obliged to hold the shares remaining, after satisfying any tax withholding obligations, for a period of two years after the end of the vesting period. This approach strengthens the retention aspects of the Company’s pay program, consistent with one of its key principles.

The Compensation Committee generally makes all LTIP awards at its meeting on a pre-determined date in February. The value of any awards, including stock option strike price, is determined by the closing price of Ferro Common Stock on the New York Stock Exchange (NYSE) on the date the Compensation Committee approves the grants. From time to time during the year, the Compensation Committee (or the Chief Executive Officer pursuant to the authority delegated to him by the Compensation Committee) may award shares to a new hire or, under unusual circumstances, to a current employee. In such cases, the value of the grant is based on the closing price of the Ferro Stock on the NYSE on the date the award is granted which, in the case of new hires, is the first date he or she is employed.

Retirement Benefits.  In previous years, the Company offered its employees a defined benefit plan, known as the Ferro Corporation Retirement Plan (the “DB Plan”), and, for executive employees, a supplemental defined benefit program, known as the Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees (the “Supplemental DB Plan”). The DB Plan and the Supplemental DB Plan provided employees annuity payments in retirement according to pre-determined formulas. Effective March 31, 2006, the DB Plan and the Supplemental DB Plan were “frozen” for purposes of future accruals. The plans had been frozen as to new entrants since July 1, 2003. Messrs. Thomas and Bays, who were hired prior to July 1, 2003, are therefore the only executive officers who have earned a benefit under the DB Plan and under the Supplemental DB Plan.

Consequently, the primary retirement benefits for executive officers in 2008 and going forward are a qualified defined contribution 401(k) plan, the Ferro Corporation Savings and Stock Ownership Plan (the “DC Plan”) and its companion non-qualified defined contribution plan, the Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees (the “Supplemental DC Plan”). The Supplemental DC Plan provides participants with contributions that would have been made to their 401(k) and basic pension contribution accounts under the DC Plan, were it not for tax law limitations. In March 2009, the Company announced that it was temporarily suspending matching contributions under the DC Plan and supplemental matching contributions under the Supplemental DC Plan for all non-union employees.

Deferred Compensation Plan.  Senior Management Committee members are eligible to participate in the Ferro Corporation Deferred Compensation Plan for Executive Employees (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, participants may elect to defer a percentage of their annual salary, as well as their annual bonus and/or performance share payout, to be paid at a certain time specified by the participant and consistent with the terms of the plan. No executive officers currently participate in this plan.

Executive Allowance and Other Benefits.  During 2008, the Company provided an annual executive allowance to the Chief Executive Officer and other Senior Management Committee members in lieu of providing benefits such as personal use of the Company aircraft, financial planning, tax preparation and club memberships. The executive allowance is paid in cash in April of each year. The amount of the allowance is set by the Compensation Committee and targeted at providing sufficient funds to pay for the discontinued executive benefits. For 2008, this amount was $35,000 for the Chief Executive Officer and $9,600 for other Senior Management Committee members. Company-provided leased cars were eliminated for new Senior Management Committee hires as of April 1, 2006, and were phased out for the Chief Executive Officer and other Senior Management Committee members as of December 31, 2007. Finally, our executives are entitled to four weeks of vacation per year.

Change-in-Control Agreements.  For many years, the Board has recognized that, as is the case with many publicly-held corporations, there is always a possibility of a fundamental change in the Company’s ownership and control through a “change in control.” Any such threatened or actual change in control would create uncertainties and raise questions that could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders. In light of these facts, the Board determined that appropriate steps needed to be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control. Consequently, the Company has entered into change in control agreements with each of the executive officers. These agreements were revised effective January 1, 2009, for the primary purpose of compliance with IRS Section 409A. For a discussion of payments to executive officers as a result of a change in control, see discussion under Employment Agreements and Termination and Change in Control Payments beginning on page 29 below.

Executive Compensation Process in 2008

In 2008, the Compensation Committee modified the long-term incentive program to increase the emphasis on retention of the executive team through the use of restricted shares. For 2008, a portion (20%) of the long-term incentive target grant value for 2008, 2009 and 2010, for which performance shares would otherwise be granted, was replaced by a grant of restricted shares with cliff vesting, three years from the date of grant. The shares vest only if the executive is employed by the Company at the end of the vesting period or his or her employment was ended due to death, disability or a change of control during that period. At the end of the vesting period, the executive receives shares of the Company’s Common Stock and the nominal amount of dividends paid on such shares during the three-year vesting period. The executive will be obliged to hold the shares remaining, after satisfying any tax withholding obligations, for a period of two years after the end of the vesting period. Long-term incentive grants for 2009 and 2010 would be reduced accordingly. The remaining long-term incentive grants consisted of stock options (50%) and performance shares (30%). The target opportunity for long-term incentive compensation remained at the 50th percentile of the competitive market.

Goals for the performance share grants awarded in connection with the 2008-2010 performance period were changed from cumulative EPS and Sales Revenues, to cumulative Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) weighted at 70%, and Average Return on Invested Capital (ROIC) weighted at 30%. The EBITDA target was established at a level that would require an improvement over 2007 of approximately 8% per year while achievement of a maximum payout would require an improvement of EBITDA levels of approximately 11% per year. Threshold performance, the minimum EBITDA at which any payout would be due, was established at a level that would require an improvement of approximately 2% per year. The ROIC target was established at a level that would require an improvement of approximately 9% per year over 2007 performance while a maximum payout for ROIC would require an improvement of approximately 15% per year. Threshold performance was established at a level requiring an improvement of approximately 3% per year.

Accordingly, at their February 28, 2008, meeting, the Committee made long-term incentive grants to the Chief Executive Officer and Senior Management Committee at levels approximating the 50th percentile of competitive market based on data provided by Towers Perrin, split among stock options, performance shares and restricted shares. Mr. Kirsch was awarded 146,000 stock options, 27,500 performance shares, and 48,000 restricted shares. Ms. Bailey was awarded 38,000 stock options, 7,150 performance shares, and 10,800 restricted shares; Messrs. Murry, Russell, Thomas and Bays were each awarded 25,000 stock options, 4,750 performance shares, and 7,200 restricted shares. (For the estimated performance share payouts to Messrs. Kirsch, Murry, Russell, Thomas and Bays and to Ms. Bailey for the 2006-2008 performance period, see Option Exercises and Stock Vested on page 26.)

For 2008, the Compensation Committee continued the approach to annual incentive compensation that had been established in 2006, focusing the efforts of the management team on the achievement of the most critical financial results for the year and increasing the linkage of payouts to achievement of the budgeted financial results. Goals for the 2008 AIP were corporate operating income and business unit operating profit. Target levels were set at the operating budget for the Company and business units. Threshold performance was set at 85% of the budgeted performance levels and maximum performance level was set at 120% of the budgeted performance levels. At threshold performance, the payout would be 25% of an individual’s target incentive and at maximum performance, the payout would be 200% of an individual’s target incentive. The 2008 goals for the Chief Executive Officer, Chief Financial Officer and Vice President & General Counsel were based solely on corporate operating income. Goals for the Operating Vice Presidents were weighted 30% on corporate operating income and 70% on the operating profit of the business unit for which they were responsible.

Also, at its February 28, 2008, meeting, the Committee reviewed current levels of pay for the Senior Management Committee and the recommendations of the Chief Executive Officer for increases. The Committee approved increases that were based on market salary movement (approximately 3%), competitive base salary data, and internal equity considerations. Ms. Bailey, whose salary was below the market median, received an increase of 4.3%. Mr. Bays, whose salary was at market median, received a 1.5% salary increase in addition to a $6,000 adjustment to compensate for the elimination of his company-provided leased car at year-end 2007. Mr. Murry, who was slightly above market median, received an increase of 2.5% in addition to a $6,000 adjustment to compensate for the elimination of his company-provided leased car at year-end 2007. Mr. Thomas, whose salary was slightly below his operating peers, received an increase of 6.2% in addition to a $6,000 adjustment to compensate for the elimination of his company-provided leased car. Mr. Russell, whose salary was slightly above market median, received an increase of 3.2%. Company-provided leased cars were eliminated for new executives prior to the employment of Ms. Bailey and Mr. Russell. The Committee also approved an increase in AIP target percentages for Messrs. Russell and Thomas from 45% to 50%. These compensation changes were made retroactive to January 1, 2008.

Mr. Kirsch’s base salary rate was increased from $700,000 to $725,000, retroactive to January 1, 2008. Mr. Kirsch was not provided with a salary adjustment to compensate for the elimination of his company-provided leased car. This increase resulted in a base salary for Mr. Kirsch that was between the 25th and 50th percentiles of the competitive market data as provided by Towers Perrin. The Committee also approved an increase in Mr. Kirsch’s AIP target percentage from 75% to 80%, consistent with the median of the competitive market data.

On February 25, 2009, the Committee reviewed the Company’s performance compared to goals for the AIP. The 2008 target performance for corporate operating income (defined as business unit operating profit less corporate unallocated expenses and excluding certain non-recurring items) had been established at $144.2 million, a 15.7% increase above the actual 2007 AIP performance, which included adjustments of $7.0 million related to the profit impact of a quality issue at the Evansville facility and a safety intervention at South Plainfield.

The actual corporate operating income calculated for 2008 AIP purposes was slightly below the established threshold of $122.6 million, resulting in a score of 0%. Mr. Murry’s score for Inorganic Specialties and Mr. Thomas’ score for Organic Specialties were also below the established thresholds. Accordingly, no AIP payments for 2008 were approved for Ms. Bailey or Messrs. Kirsch, Bays, Murry or Thomas. Mr. Russell’s performance score for Electronic Material Systems was 140% resulting in an approved AIP payment of $227,500. In addition, the Committee considered Mr. Russell’s special incentive opportunity of $100,000 for 2008 (provided to him at the time he joined the company in consideration of certain compensation he was forfeiting when he left his former employer). Since the Electronic Material Systems operating profit target was achieved in 2008, this special incentive of $100,000 was earned by Mr. Russell. The Committee also approved a payment of $25,000 that had not been paid to Mr. Russell in 2008 because the 2007 operating profit target for the Electronic Materials Systems had not been attained. At that time, the Committee decided to provide Mr. Russell with an opportunity to make up the $25,000 if the operating profit target was achieved in 2008.

Total annual cash compensation for 2008 for Mr. Kirsch and the other executive officers, with the exception of Mr. Russell, was significantly below targeted levels as a result of operating income and profit performance that were below threshold. Mr. Russell’s total annual cash compensation for 2008 was above targeted levels commensurate with the strong operating profit results for Electronic Material Systems.

Changes in Executive Compensation for 2009

Annual Incentives.  Due to the uncertain business environment and the difficulty in forecasting for the 2009 fiscal year, the Committee has determined that 2009 goals for AIP participants worldwide, including the named executive officers, will be established and earned on a quarterly basis rather than an annual basis. The 2009 plan is based on the following performance metrics, each of which is weighted 20%: accounts receivable; inventory; gross margin; operating margin, and operating profit. Threshold, target and maximum levels for each metric will be established and communicated at the beginning of each quarter. Each quarter’s attainment will be weighted 25% and the final incentive score for the year will be based on the sum of the four quarters. These metrics were selected to focus management’s efforts on reducing overall corporate debt through working capital management and cost control while maintaining the quality of earnings.

Incentive compensation may be earned on a quarterly basis; however, payouts will be made after the end of the year. A participant must remain employed through the end of the fiscal year to be eligible for a payout.

Long-Term Incentives.  The Committee has determined that the uncertain business environment has also made it difficult to establish three-year performance goals that would typically be used in connection with performance share awards. Consequently, the Committee has decided to modify the mix of long-term incentive awards granted to executive officers in 2009 to consist of only stock options and restricted shares.

Stock Ownership Guidelines

Ferro has had stock ownership guidelines for its Directors and executive officers since 1998. The current guidelines require the Chief Executive Officer and other Senior Management Committee members to achieve target ownership levels of 150,000 shares and 30,000 shares, respectively, by December 31, 2011. Officers are expected to meet 15% of the applicable guideline as of December 31, 2009, and 30% of the applicable guideline as of December 31, 2010. For non-executive Directors, the stock ownership guideline is 10,000 shares.

Shares of Common Stock deemed to be owned by each executive and Director include shares owned outright with no restrictions, restricted share grants, shares owned in the DC Plan, shares deemed to be invested in Ferro Common Stock through the Company’s deferred compensation and supplemental defined contribution plans, 20% of vested options that are “in-the-money” by more than 30%, and shares represented by deferred stock units granted to non-executive Directors.

Section 162(m) Limitation

Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1.0 million per year paid to a company’s chief executive officer and any of its three highest paid executive officers is not deductible by a company unless the compensation qualifies for an exception. Section 162(m) provides an exception for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goals, are satisfied. The LTIP contains the provisions necessary to qualify the LTIP under the Section 162(m) exception and preserve the tax deductibility to the Company of compensation paid to executives under these plans in the future.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Ferro’s management the Executive Compensation Discussion & Analysis set forth above. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Executive Compensation Discussion & Analysis be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Respectfully submitted,

Michael H. Bulkin, Chair
Richard J. Hipple
William B. Lawrence
Michael F. Mee
William J. Sharp

Compensation Committee Interlocks and Insider Participation

During 2008, no officer or employee of Ferro served as a member of the Compensation Committee. Also, during 2008, there were no interlocking relationships (as described in Item 407(e)(4) of SEC Regulation S-K) between members of the Compensation Committee and Ferro.

Plans Described in This Proxy Statement

Where
Plan Name	Described	Abbreviation
Annual Incentive Plan	Page 14	“AIP”

2006 Long-Term Incentive Plan	Page 15	“2006 LTIP”

2003 Long-Term Incentive Compensation Plan	Page 15	“2003 LTIP”

The 2006 LTIP and the 2003 LTIP, collectively	Page 15	“LTIP”

Ferro Corporation Employee Stock Option Plan	Page 15	N/A

Ferro Corporation Retirement Plan	Page 16	“DB Plan”

Ferro Corporation Supplemental Defined Benefit Plan for Executive Employees	Page 16	“Supplemental DB Plan”

Ferro Corporation Savings and Stock Ownership Plan	Page 16	“DC Plan”

Ferro Corporation Supplemental Defined Contribution Plan for Executive Employees	Page 16	“Supplemental DC Plan”

Ferro Corporation Deferred Compensation Plan for Executive Employees	Page 16	“Deferred Compensation Plan”

2008 EXECUTIVE COMPENSATION

The following table shows the elements of compensation paid or earned during 2008, 2007 and 2006 to each person serving as the Chief Executive Officer and the Chief Financial Officer during 2008, to the other three highest-paid executive officers as of December 31, 2008, and to one executive officer whose service as an executive officer terminated as of September 30, 2008:

Summary Compensation Table

							Change in
							Pension
							Value
							and Non-
						Non-Equity	Qualified
						Incentive	Deferred
						Plan	Compen-	All Other
Name and				Stock	Option	Compen-	sation	Compen-
Principal Position	Year	Salary(1)	Bonus(2)	Awards(3)	Awards(4)	sation(5)	Earnings(6)	sation(7)	Total
		$	$	$	$	$	$	$	$
James F. Kirsch	2008	725,000	0	39,721	718,331	0	0	217,904	1,700,956
Chairman, President and	2007	700,000	0	419,722	603,616	185,640	0	186,728	2,095,707
Chief Executive Officer	2006	625,000	0	400,804	366,458	722,475	0	126,341	2,241,078

Sallie B. Bailey	2008	365,000	100,000	41,205	84,822	0	0	62,238	653,265
Vice President and	2007	348,905	100,000	158,061	46,230	61,880	0	100,403	815,479
Chief Financial Officer

Michael J. Murry	2008	365,000	0	-11,137	165,695	0	0	50,846	570,404
Vice President,	2007	350,000	0	108,352	139,075	97,265	0	82,443	777,135
Inorganic Specialties	2006	325,000	0	81,892	93,357	267,313	0	51,303	818,865

Barry D. Russell	2008	325,000	0	-9,189	145,586	352,500	0	36,353	850,250
Vice President,	2007	315,000	75,000	106,141	119,677	15,040	0	64,452	695,310
Electronic Material Systems	2006	205,780	0	78,994	58,214	305,057	0	13,900	661,945

Peter T. Thomas	2008	325,000	0	-5,594	96,390	0	6,153	58,847	480,796
Vice President,	2007	300,000	0	96,812	94,854	126,603	0	61,982	680,251
Organic Specialties	2006	270,000	0	72,224	56,840	64,881	60,046	52,150	576,141

James C. Bays	2008	293,250	0	-42,302	313,589	0	0	45,506	610,043
Former Vice President,	2007	320,000	0	104,536	260,061	50,918	2,035	80,977	818,527
General Counsel and Secretary	2006	310,000	0	121,231	220,648	206,739	76,420	60,700	995,738

(1)	The amounts in this column consist of salary paid or deferred for 2008, 2007 and 2006. Mr. Kirsch’s base salary for 2006 was $600,000 from January through June, and increased to $650,000 on July 1, 2006. Mr. Kirsch’s base salary for 2007 was $700,000 beginning on January 1, 2007. Mr. Kirsch’s base salary for 2008 was $725,000 beginning on January 1, 2008. Mr. Bays’ salary rate decreased for the fourth quarter of 2008 when he became Of Counsel due to his planned departure at the end of 2008 and the hire of a new Vice President and General Counsel in September of that year.

(2)	The amounts in this column generally consist of discretionary or guaranteed payments as bonuses. In 2007, Ms. Bailey received a signing bonus of $100,000, and Mr. Russell received a discretionary bonus of $75,000. In 2008, Ms. Bailey received the first of three $100,000 installments of her retention bonus. For a description of Ms. Bailey’s signing bonus and retention bonus, and Mr. Russell’s additional incentive, see Employment Agreements and Termination and Change in Control Payments on page 29. For annual performance-based incentives, see the “Non-Equity Incentive Plan Compensation” column of this table.

(3)	The figures reported in this column are based on performance share and restricted share awards made under the LTIP. Specifically, performance share awards made for three-year performance periods beginning in 2004, 2005 and 2006 (for the 2006 amount); 2005, 2006 and 2007 (for the 2007 amount); and 2006, 2007, and 2008 (for the 2008 amount) are included, as well as restricted shares, which were awarded for the first time in 2008. These figures are consistent with compensation costs recognized in the Company’s financial statements for 2008, 2007 and 2006. The valuation methodology used to calculate the figures in this column is described in footnote 12 (Stock-Based Compensation) in the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Specifically, the performance shares cost and the restricted shares cost were as follows: Mr. Kirsch (-$174,461 and $214,182), Ms. Bailey (-$6,986 and $48,191), Mr. Murry (-$43,264 and $32,127), Mr. Russell (-$41,316 and $32,127), Mr. Thomas (-$37,721 and $32,127) and Mr. Bays (-$42,302 and 0). The cost relating to performance shares is a negative number due to updates in the data used to estimate the attainment of performance goals. Mr. Bays forfeited all of his restricted shares when his employment terminated on December 31, 2008. Pursuant to agreement with Mr. Bays, any payout of performance shares for the 2007-2009 and 2008-2010 periods will be prorated based on the time during those periods in which he was actually employed. For a description of the Company’s performance share awards and restricted share awards, see page 15 of the Executive Compensation Discussion & Analysis.

(4)	The figures reported in this column are based on stock option awards made under the LTIP. These figures represent the cost of these options awards under Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (“FAS 123R”). These figures include amounts attributable to grants made prior to 2006 (as well as in 2008, 2007 and 2006) consistent with compensation costs recognized in the Company’s financial statements for 2008, 2007 and 2006. The valuation methodology used to calculate the figures in this column is described in footnote 12 (Stock-Based Compensation) of the audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Pursuant to agreement when his employment ended on December 31, 2008, Mr. Bays received an additional year of vesting service on his then-unvested stock options and any remaining unvested stock options after that were immediately forfeited. For a description of the Company’s stock option awards, see page 15 of the Executive Compensation Discussion & Analysis.

(5)	It is anticipated that the 2008 amounts under the AIP in this column will actually be paid in April 2009. See the Annual Incentives discussion of the Executive Compensation & Discussion Analysis on page 14 above for a discussion of this plan. See also the Grants of Plan-Based

Awards Table on page 23 below for the estimated future payouts under this plan for threshold, target and maximum attainments. In addition, Mr. Russell earned an additional incentive of $100,000 in 2006 and $125,000 in 2008 relating to his offer of employment. For a description of Mr. Russell’s additional incentive, see Employment Agreements and Termination and Change in Control Payments on page 29.

(6)	Amounts in this column include the change in value under the Company’s defined benefit pension plans: the DB Plan and the Supplemental DB Plan. As of July 1, 2003, the DB Plan and the Supplemental DB Plan were frozen as to participation for new hires and, as of March 31, 2006, the plans were generally frozen as to future benefit accruals. Consequently Messrs. Thomas and Bays had pension benefit accruals under these plans during 2006 because they were hired before July 1, 2003; however, they did not accrue any additional benefits during 2007 or 2008 because the plans were frozen as to future benefit accruals. The change in pension value in this column for Mr. Thomas in 2007 and Mr. Bays in 2008 resulted in reductions of $6,212 and $13,879, respectively. Securities and Exchange Commission rules require that a zero be placed in this column for those years. The measurement periods for 2006 and 2007 were the 12-month periods ending September 30 of those years. As a result of a change in the measurement date under Security and Exchange Commission rules, the measurement period for 2008 is the 15-month period ending December 31 of that year. In addition, 2006 and 2007 figures relating to Mr. Bays include interest under the DC Plan in excess of an amount equal to 120% of the 10-year constant treasury maturity yield rate. For additional information regarding these plans, please see the Executive Compensation Discussion & Analysis on page 16 above and Post-Employment Compensation on page 27 below.

(7)	Amounts in this column include (a) Company matching contributions and the basic pension contribution under the DC Plan, (b) supplemental Company matching contributions and the supplemental basic pension contribution under the Supplemental DC Plan, (c) amounts taxable to each of the named executives relating to group term life insurance under Internal Revenue Code Section 79, (d) executive allowances, and (e) relocation expenses of Ms. Bailey and Mr. Russell.

(a) and (b)	For a description of the DC Plan and the Supplemental DC Plan, see the Executive Compensation Discussion & Analysis on page 16 above. The amounts included are for Company contributions made relating to 2008, 2007 and 2006 regardless of the vesting status of those contributions. Company contributions under the DC Plan and the Supplemental DC Plan vest based on years of service completed after hire date, specifically 20% for each year of service, with full vesting after five years of service. Some of the figures for 2006 and 2007 in this column reflect minor decreases to figures in comparable columns of the prior two Proxy Statements due to very small forfeitures of Company matching contributions under the DC Plan resulting from non-discrimination testing in those years after the Proxy Statement in the relevant year was finalized.

(c)	The Company provides U.S. salaried and certain hourly employees with group term life insurance coverage. The Company provides one times base salary (or, if greater, $50,000) of coverage (up to a maximum of $1 million of coverage) at no charge to the employee, and the employee can elect to pay for more coverage. Internal Revenue Code Section 79 requires that a certain portion of employer-paid life insurance coverage be included in gross income for federal income tax purposes. The amounts in this column include the taxable amounts for 2008, 2007 and 2006. Note the 2006 amount for Mr. Russell has been revised from prior Proxy Statements to correct an overstatement due to inadvertent error.

(d)	In 2006, the Company decided to discontinue certain benefits that had been made in prior years to officers who were members of the Senior Management Committee, replacing them with a fixed allowance for each year. See the Executive Compensation Discussion & Analysis on page 16 above for more information. Under this new approach, the Chief Executive Officer receives an annual allowance of $35,000 and each other eligible executive who is a member of the Senior Management Committee receives $9,600 (increased from $7,500 in 2006). The allowance period begins each April 1 and ends March 31 of the following year. Since Ms. Bailey began her employment in the middle of an allowance period on January 2, 2007, Ms. Bailey’s allowance amount for 2007 includes an additional $1,829, which represents the annual allowance that was paid to other eligible members of the Senior Management Committee in 2006, pro-rated based on the time she was employed during the 2006-2007 allowance period. The amount of the personal use of the Company car calculated under the incremental benefit approach is included in this column: for 2007 and 2006, respectively — Mr. Kirsch ($13,179 and $13,028), Mr. Murry ($9,090 and $8,585), Mr. Thomas ($7,327 and $7,885) and Mr. Bays ($8,080 and $15,373). Messrs. Kirsch, Murry, Thomas and Bays had no Company-provided car in 2008, consistent with the discontinuation of this Company car benefit for existing recipients under Ferro’s new fixed allowance program in 2008. Ms. Bailey and Mr. Russell had no Company-provided car during 2006, 2007 and 2008 because they were hired after the new fixed allowance program went into effect. In addition, pursuant to Compensation Committee review and approval in 2007, the Company reimbursed Mr. Kirsch for a one-time payment of $100,000 in 2008 for the initiation fee for joining the Pepper Pike Country Club. The Compensation Committee had recommended he join to enhance networking opportunities with other Cleveland area CEOs.

(e)	In 2007, the Company paid Ms. Bailey’s and Mr. Russell’s relocation expenses of $49,643 (including $3,833 for gross up) and $9,640, respectively. In 2008, the Company paid for Ms. Bailey’s relocation expenses of $6,679. Note that the 2007 amount for Ms. Bailey has been revised from last year’s Proxy Statement due to reconciliation of total relocation expenses.

During 2006, 2007 and 2008, there was no personal use of Company aircraft by any of the executives in this table.

Grants of Plan-Based Awards

The following table sets forth information regarding 2008 awards under the AIP and under the LTIP, i.e., awards of performance shares (referred to in the table as “PS”), restricted shares and stock options to each of the executives named in the Summary Compensation Table:

Grants of Plan-Based Awards

		Estimated
		Future
		Payouts
		Under Non-				All		Exercise
		Equity	Estimated Future Payouts Under Equity Incentive Plan Awards			Other	All	or Base	Grant Date
		Incentive				Stock	Other	Price of	Value of Stock
	Grant	Plan	Performance	Restricted	Stock	Awards	Option	Option	and Option
Name	Date	Awards(1)	Shares(2)	Shares(3)	Options(4)	$	Awards	Awards(5)	Awards(6)
	Date	$	Shares	Shares	Shares	Shares	Shares	$/Share	$
James F. Kirsch

AIP Threshold		145,000
AIP Target	2/28/2008	580,000
AIP Maximum		1,160,000

PS Threshold			6,875
PS Target	2/28/2008		27,500						474,650
PS Maximum			55,000

Restricted Shares	2/28/2008			48,000					828,480

Stock Options	2/28/2008				146,000			17.26	610,280

Sallie B. Bailey

AIP Threshold		45,625
AIP Target	2/28/2008	182,500
AIP Maximum		365,000

PS Threshold			1,788
PS Target	2/28/2008		7,150						123,409
PS Maximum			14,300

Restricted Shares	2/28/2008			10,800					186,408

Stock Options	2/28/2008				38,000			17.26	158,840

Michael J. Murry

AIP Threshold		45,625
AIP Target	2/28/2008	182,500
AIP Maximum		365,000

PS Threshold			1,188
PS Target	2/28/2008		4,750						81,985
PS Maximum			9,500

Restricted Shares	2/28/2008			7,200					124,272

Stock Options	2/28/2008				25,000			17.26	104,500

Barry D. Russell

AIP Threshold		40,625
AIP Target (7)	2/28/2008	287,500
AIP Maximum (7)		450,000

PS Threshold			1,188
PS Target	2/28/2008		4,750						81,985
PS Maximum			9,500

Restricted Shares	2/28/2008			7,200					124,272

Stock Options	2/28/2008				25,000			17.26	104,500

Peter T. Thomas

AIP Threshold		40,625
AIP Target	2/28/2008	162,500
AIP Maximum		325,000

PS Threshold			1,188
PS Target	2/28/2008		4,750						81,985
PS Maximum			9,500

Restricted Shares	2/28/2008			7,200					124,272

Stock Options	2/28/2008				25,000			17.26	104,500

James C. Bays

AIP Threshold		30,741
AIP Target	2/28/2008	122,963
AIP Maximum		245,926

PS Threshold			396
PS Target	2/28/2008		1,583						27,323
PS Maximum			3,167

Restricted Shares	2/28/2008			0

Stock Options	2/28/2008				6,250			17.26	26,125

(1)	This column contains possible payouts under the AIP. See the Executive Compensation Discussion & Analysis on page 14 above for a discussion of the AIP. The amounts listed under the “Threshold”, “Target” and “Maximum” columns are the payouts if 85%, 100% or 120% of budgeted performance levels are achieved, respectively, for each metric. The AIP target rates for 2008 are multiplied by the executive’s base annual salary rate to arrive at the target amount in this table. The AIP target rates for 2008 are 80% for Mr. Kirsch and 50% for Ms. Bailey and Messrs. Murry, Russell and Thomas. Mr. Bays’ salary rate decreased for the fourth quarter of 2008 when he became Of Counsel due to his planned departure at the end of 2008 and the hire of a new Vice President and General Counsel in September of that year. For purposes of the AIP for Mr. Bays, his AIP incentive was to be calculated in two pieces: three-quarters of the year at the annual base salary rate of $331,000 with an incentive target of 45% and one-quarter of the year at an annual base salary rate of $180,000 with an incentive target at 25%. Accordingly, the AIP figures for Mr. Bays reflect the application of this methodology. The AIP Target and AIP Maximum amounts for Mr. Russell include $125,000 in additional incentives (see page 18 of the Executive Compensation Discussion & Analysis above). The actual payout of the AIP for 2008 appears in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 21 above.

(2)	The amounts reported in this column represent the range of the number of performance shares that actually may be earned pursuant to performance share awards made under the LTIP. No exercise price or other consideration is paid by the executive officers with respect to performance share awards. The measurement period for performance share awards is the three-year period beginning January 1, 2008 and ending December 31, 2010. Pursuant to agreement, Mr. Bays will receive a pro rata share of any payout equal to the period that he was employed during the 2008-2010 performance period (one year divided by three years, or one-third). The performance shares figures reflect this proration. See the Executive Compensation Discussion & Analysis on page 15 above for a discussion of performance shares.

(3)	The amounts reported in this column represent restricted shares awarded under the LTIP. No exercise price or other consideration is paid by the executive officers with respect to restricted share awards. In light of his employment termination on December 31, 2008, Mr. Bays forfeited all of his restricted shares. See the Executive Compensation Discussion & Analysis on page 15 above for a discussion of restricted shares.

(4)	The amounts in this column are the number of underlying stock options awarded to each executive officer in 2008. The options have a maximum term of ten years and vest evenly at 25% per year on each annual anniversary of the grant date over four years. In the case of death, retirement, disability or change in control, the options become 100% vested and exercisable for the remainder of their applicable term. Pursuant to agreement, Mr. Bays received an additional year of vesting service on his unvested options when his employment terminated on December 31, 2008. Accordingly, the stock option figures in this Table for Mr. Bays reflect 2008 options at 25% vesting.

(5)	The amount reported in this column is the per share exercise price of the options, which represents the closing price on the New York Stock Exchange for the Company’s Common Stock on the date of grant.

(6)	Amounts in this column represent the fair value of performance shares and restricted shares as of the date of grant and the grant date fair value of stock option grants calculated in accordance with FAS 123R. These amounts differ from those reflected in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table on page 21 above which are the costs recognized for financial reporting purposes. See footnotes 3 and 4 to the Summary Compensation Table on page 21 above.

(7)	Mr. Russell was eligible to earn an additional incentive of $100,000 per annum in 2006, 2007 and 2008 if the Electronic Material Systems AIP Target was achieved for that year. For 2006 and 2008, Mr. Russell earned this additional incentive. For 2007, Mr. Russell did not earn this additional incentive. However, Mr. Russell received a discretionary bonus of $75,000 for 2007 and the Compensation Committee also decided that he could re-earn an additional $25,000 if he met target in 2008. Accordingly, Mr. Russell received an additional combined bonus of $125,000 in 2008. The AIP Target and Maximum figures in this table for Mr. Russell reflect the 2008 non-discretionary bonus of $125,000 consistent with the inclusion of that bonus in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table on page 21.

Outstanding Equity Awards, Option Exercises and Vesting of Stock Awards

The following table sets forth information with respect to each of the executives named in the Summary Compensation Table regarding vested and unvested options and stock awards held as of December 31, 2008:

Outstanding Equity Awards

	Option Awards					Stock Awards
									Equity
							Market		Incentive
							Value	Equity	Plan
			Equity				of	Incentive	Awards:
			Incentive			Number	Shares	Plan	Market or
	Number		Plan			of	or	Awards:	Payout
	of	Number of	Awards:			Shares	Units	Number of	Value of
	Securities	Securities	Number of			or Units	of	Unearned	Unearned
	Underlying	Underlying	Securities			of Stock	Stock	Shares,	Shares,
	Unexercised	Unexercised	Underlying		Option	That	That	Units or	Units or
	Options	Options	Unexercised	Option	Expira-	Have	Have	Other Rights	Other Rights
	That Are	That Are Not	Unearned	Exercise	tion	Not	Not	That Have	That Have
Name	Exercisable	Exercisable	Options	Price	Date	Vested(1)	Vested(1)	Not Vested(2)	Not Vested(2)
	Shares	Shares	Shares	$	Date	Shares	$	Shares	$
James F. Kirsch(3)

Stock Options	125,000	0		21.15	10/18/14
Stock Options	70,000	70,000		20.69	02/16/16
Stock Options	37,500	112,500		21.99	02/06/17

Restricted Shares						48,000	338,400

Performance Shares								50,000	352,500
Performance Shares								27,500	193,875

Sallie B. Bailey(4)

Stock Options	8,250	24,750		21.99	02/06/17
Stock Options		38,000		17.26	02/28/18

Restricted Shares						10,800	76,140

Performance Shares								11,500	81,075
Performance Shares								7,150	50,408

Michael M. Murry(5)

Stock Options	33,000	11,000		21.01	07/11/15
Stock Options	11,375	11,375		20.69	02/16/16
Stock Options	7,375	22,125		21.99	02/06/17
Stock Options		25,000		17.26	02/28/18

Restricted Shares						7,200	50,760

Performance Shares								10,100	71,205
Performance Shares								4,750	33,488

Barry D. Russell(6)

Stock Options	31,375	31,375		19.43	04/24/16
Stock Options	6,250	18,750		21.99	02/06/17
Stock Options		25,000		17.26	02/28/18

Restricted Shares						7,200	50,760

Performance Shares								8,750	61,688
Performance Shares								4,750	33,488

Peter T. Thomas(7)

Stock Options	1,825	0		21.06	02/25/09
Stock Options	1,825	0		18.50	02/11/10
Stock Options	2,500	0		23.60	02/09/11
Stock Options	3,000	0		25.50	02/11/12
Stock Options	7,000	0		21.26	02/28/13
Stock Options	7,500	0		26.26	02/09/14
Stock Options	6,375	2,125		19.39	02/07/15
Stock Options	7,750	7,750		20.69	02/16/16
Stock Options	6,250	18,750		21.99	02/06/17
Stock Options	0	25,000		17.26	02/28/18

Restricted Shares						7,200	50,760

Performance Shares								8,750	61,688
Performance Shares								4,750	33,488

James C. Bays(8)

Stock Options	11,250	0		20.18	5/16/2011
Stock Options	30,000	0		25.50	2/11/2012
Stock Options	35,000	0		21.26	2/28/2013
Stock Options	39,000	0		26.26	2/9/2014
Stock Options	44,000	0		19.39	2/7/2015
Stock Options	17,062	0		20.69	2/16/2016
Stock Options	12,500	0		21.99	2/6/2017
Stock Options	6,250	0		17.26	2/28/2018

Restricted Shares						0	0

Performance Shares								8,750	61,688
Performance Shares								4,750	33,488

(1)	Shares listed in this column are restricted share awards made under the 2006 LTIP (which vest three years after the grant date.) The value of the actual payout will be the number of shares times the closing share price at the time of payout; however, the value set forth in the table is based on the closing share price as of December 31, 2008.

(2)	Shares listed in this column are performance share awards for the 2007-2009 and 2008-2010 performance periods made under the LTIP. With these awards, the actual number of shares on which the payout will be based for each three-year performance period will depend upon the level of achievement during such period and can equal up to twice the number of shares awarded. For the 2007-2009 performance period, the performance measures are based on cumulative sales revenue and earnings per share. For the 2008-2010 performance period, the performance measures are based on cumulative earnings before interest, dividends and amortization (EBITDA) and return on invested capital. If such measurements have been achieved as of the last day of the performance period, the award becomes payable. Payouts are generally made one-half in cash and one-half in shares and are rounded, unless such amounts are deferred by the executive. The value of the actual payout will be the number of shares earned times the average closing share price for the days in which the shares traded during the first ten calendar days of the last month of the three-year performance period (December 2009 and 2010, as applicable); however, the value set forth in the table is based on the closing share price as of December 31, 2008, and assumes that the target performance goals have been precisely achieved for each performance period.

(3)	Mr. Kirsch’s unvested option awards reported in the table vest as follows: for grant date 2/16/06: 35,000 vest on 2/16/09; 35,000 vest on 2/16/10; for grant date 2/6/07: 37,500 vest on 2/6/09; 37,500 vest on 2/6/10 and 37,500 vest on 2/6/11; for grant date 2/28/08: 36,500 vest on 2/28/09; 36,500 vest on 2/28/10; 36,500 vest on 2/28/11; 36,500 vest on 2/28/12.

(4)	Ms. Bailey’s unvested option awards reported in the table vest as follows: for grant date 2/6/07: 8,250 vest on 2/6/09; 8,250 vest on 2/6/10 and 8,250 vest on 2/6/11: for grant date 2/28/08: 9,500 vest on 2/28/09; 9,500 vest on 2/28/10; 9,500 vest on 2/28/11; 9,500 vest on 2/28/12.

(5)	Mr. Murry’s unvested option awards reported in the table vest as follows: for grant date 7/11/05: 11,000 vest on 7/11/09; for grant date 2/16/06: 5,687 vest on 2/16/09; and 5,688 vest on 2/16/10; for grant date 2/6/07: 7,375 vest on 2/6/09; 7,375 vest on 2/6/10 and 7,375 vest on 2/6/11: for grant date 2/28/08: 6,250 vest on 2/28/09; 6,250 vest on 2/28/10; 6,250 vest on 2/28/11; 6,250 vest on 2/28/12.

(6)	Mr. Russell’s unvested option awards reported in the table vest as follows: for grant date 4/24/06: 15,687 vest on 4/24/09; and 15,688 vest on 4/24/10; for grant date 2/6/07: 6,250 vest on 2/6/09; 6,250 vest on 2/6/10 and 6,250 vest on 2/6/11: for grant date 2/28/08: 6,250 vest on 2/28/09; 6,250 vest on 2/28/10; 6,250 vest on 2/28/11; 6,250 vest on 2/28/12.

(7)	Mr. Thomas’ unvested option awards reported in the table vest as follows: for grant date 2/7/05: 2,125 vest on 2/7/09: for grant date 2/16/06: 3,875 vest on 2/16/09; and 3,875 vest on 2/16/10/10; for grant date 2/6/07: 6,250 vest on 2/6/09; 6,250 vest on 2/6/10 and 6,250 vest on 2/6/11: for grant date 2/28/08: 6,250 vest on 2/28/09; 6,250 vest on 2/28/10; 6,250 vest on 2/28/11; 6,250 vest on 2/28/12.

(8)	Pursuant to agreement, Mr. Bays received an additional year of vesting service (25% vesting) on any unvested options as of December 31, 2008. Any unvested options, after application of the additional year of vesting service, are forfeited. Accordingly, the figures in the table reflect that agreement. Also pursuant to agreement, Mr. Bays will receive a prorated portion of any performance share award payout relating to the 2007-2009 and 2008-2010 performance periods based on his employment during the performance periods (two-thirds and one-third, respectively).

The following table sets forth for each of the executives named in the Summary Compensation Table the exercises of stock options and an estimate of the vesting of stock awards under the Company’s LTIP during the fiscal year ended December 31, 2008:

Option Exercises and Stock Vested

	Option Awards		Stock Awards(1)
	Common Stock		Common Stock
	Acquired on	Value Realized on	Acquired on	Value Realized on
Name	Exercise	Exercise	Vesting	Vesting
	Shares	$	Shares	$
James F. Kirsch	0	0	44,338.5	312,586

Sallie B. Bailey	0	0	10,620	74,871

Michael J. Murry	0	0	12,213	86,102

Barry D. Russell	0	0	12,213	86,102

Peter T. Thomas	0	0	10,885.5	76,743

James C. Bays	0	0	12,213	86,102

(1)	The number of shares listed in these columns is the total number of shares under stock awards that became vested during 2008, namely shares relating to the 2006-2008 performance shares awards under the LTIP. The total number of shares was calculated based on total attainment of 53.1% relating entirely to the cumulative revenue measurement. Performance relating to the other measurement, earnings per share, was below threshold. Payouts of the total shares earned are generally made one-half in cash and one-half in shares and are rounded, unless such amounts are deferred by the executive. A portion of the payout consists of cash so that it can be used by the executive to pay taxes on the total payout. The value realized on vesting listed in these columns has been estimated by multiplying the number of performance shares that became vested in 2008 (shares under the 2006-2008 performance share plan) by the share price for Ferro Common Stock on December 31, 2008 ($7.05). See Executive Compensation Discussion & Analysis on page 15 above for a discussion of performance shares, including how the number of performance shares, if any, that become vested is determined. Since 2008 was the first year that the executives received restricted shares (which become vested after three years), none became vested during 2008.

Post-Employment Compensation

The following table sets forth the accumulated benefits under the DB Plan and the Supplemental DB Plan (collectively, the “DB Program”) for each of the executives named in the Summary Compensation Table:

Pension Benefits

		Number of Years
		of Credited	Present Value of	Payments During
Name	Plan	Service	Accumulated Benefit	Last Fiscal Year
		Years	$	$
James F. Kirsch	-	-	-	-

Sallie B. Bailey	-	-	-	-

Michael J. Murry	-	-	-	-

Barry D. Russell	-	-	-	-

Peter T. Thomas(1)	DB Plan	7.0833	134,156	0

Supplemental DB Plan	7.0833	117,442	0

James C. Bays(2)	DB Plan	4.75	139,098	0

Supplemental DB Plan	4.75	157,121	0

(1)	These amounts reflect Mr. Thomas’ accumulated present values of his benefit under the DB Plan and the accumulated present values of his benefit under the Supplemental DB Plan, each as of the applicable measurement date of December 31, 2008, used for financial reporting purposes for the 2008 fiscal year. Mr. Thomas is fully vested in his DB Program benefit because he has more than the required five years of service for vesting purposes. His credited service is 7.0833 years due to the freeze of the DB Program on March 31, 2006 (including a freeze on credited service used to calculate the amount of his benefits under the DB Program). The “Present Value of Accumulated Benefit” was calculated based on certain assumptions made by the Company’s actuaries, including those regarding discount rate and mortality, which are consistent with DB Program disclosures. As a result of the differences in assumptions and methodology between the Securities and Exchange Commission’s rules for disclosure and the terms of the Supplemental DB Plan (which involve different calculation dates, interest rates and mortality assumptions), the present value of Mr. Thomas’ accumulated benefits in this table is not the same as the present value of his Supplemental DB Plan benefits that actually would have been paid to him under the terms of the Supplemental DB Plan on the measurement date of December 31, 2008. In addition, unlike the benefit under the Supplemental DB Plan, Mr. Thomas’ DB Plan benefit will not be payable in the form of a lump sum.

(2)	Mr. Bays’ employment terminated on December 31, 2008, at which time he was vested in his benefit under both the DB Plan and the Supplemental DB Plan. An actual payout calculation for each plan has been made by our actuaries. As to the Supplemental DB Plan, Mr. Bays is eligible for a lump sum payment in the gross amount of $157,121 payable in July 2009. The Supplemental DB Plan figure in this table represents this amount. As to the DB Plan, monthly payments of his benefit began as of January 1, 2009, in the gross amount of $1,006. See Footnote 1 to this table above regarding how the present value of the monthly benefit under the DB Plan was calculated.

Under the DB Program, an eligible participant who retires at age 65 with at least 30 years of service will receive a monthly benefit equal to 50% of the monthly average of the participant’s highest five consecutive calendar years of compensation (which includes base salary and certain incentive payouts), reduced for 50% of the monthly primary social security benefits. Benefits are subject to reduction for service of less than 30 years and for commencement prior to age 65 (age 60 for certain eligible elected officers). Service in excess of 30 years is not taken into account for accrual of retirement benefits. DB Plan benefits are payable in a life annuity form with 120 monthly payments guaranteed (“Life Annuity”). Depending on the outcome of a participant’s benefit calculations, and consistent with the plan document and Internal Revenue Code Section 409A, Supplemental DB Plan benefits may be payable in a Life Annuity and/or those benefits may be commuted and paid in one or two lump sum payments. Furthermore, the benefits payable under the Supplemental DB Plan to an eligible participant are conditioned upon the execution of, and compliance with, a non-competition, non-solicitation, non-disparagement and confidentiality agreement.

The Company’s U.S. defined benefit pension program for salaried and certain hourly employees was significantly changed in 2003 and 2006. Effective July 1, 2003, new hires were not eligible for participation in the DB Program. In addition, effective March 31, 2006, benefits accrued for active employees who were participating in the DB Program were frozen. (This freeze did not affect the benefits of current retirees, former employees or employees hired on or after July 1, 2003.) Beginning April 1, 2006, the affected employees joined salaried and certain hourly employees in the United States who were hired on or after July 1, 2003, in receiving an additional basic pension contribution each year from the Company under the DC Plan, and as executives, they are also eligible to receive the supplemental basic pension contribution under the Supplemental DC Plan.

Ms. Bailey and Messrs. Kirsch, Murry and Russell, who were hired after June 30, 2003, are not eligible for participation in the DB Program. Of the executives listed in the Summary Compensation Table, only Messrs. Thomas and Bays participated in these plans during 2008 because they were hired before July 1, 2003. See the Change in Pension Value and Non-qualified Deferred Compensation Earnings column of the Summary Compensation Table on page 21 above for information regarding the change in value of Mr. Thomas’ and Mr. Bays’ benefits under the DB Program for 2008.

Non-Qualified Deferred Compensation

The following table sets forth information regarding non-qualified deferred compensation plans for 2008 with respect to each of the executives named in the Summary Compensation Table:

Non-Qualified Deferred Compensation

				Aggregate	Aggregate
	Executive’s	Company’s	Aggregate	Withdrawals /	Balance at
Name	Contributions	Contributions(1)	Earnings(2)	Distributions	December 31, 2008(3)
	$	$	$	$	$
James F. Kirsch	0	63,070	-121,124	0	129,693

Sallie B. Bailey	0	28,532	-14,009	0	36,237

Michael J. Murry	0	22,716	-35,626	0	42,312

Barry D. Russell	0	18,466	-23,946	0	31,637

Peter T. Thomas	0	26,189	-34,480	0	45,154

James C. Bays	0	14,371	-56,828	0	45,628

(1)	Such amounts also appear as part of each executive’s 2008 compensation in the “All Other Compensation” column of the Summary Compensation Table on page 21 above.

(2)	Aggregate Earnings in 2008 consist of any deemed interest, dividends, gains and/or losses. A negative Aggregate Earnings figure is attributable to a decrease in the value of the Ferro Common Stock in which the executive’s account under the Supplemental DC Plan was deemed to have been invested.

(3)	Amounts in this column relating to the Supplemental DC Plan account include any vested and non-vested portions. Company contributions under the Supplemental DC Plan vest 20% for each year of vesting service, with full vesting after five years of vesting service.

The non-qualified deferred compensation plans in this table consist of the Deferred Compensation Plan and the Supplemental DC Plan. Under the Deferred Compensation Plan, participants may elect to defer a percentage of their annual salary, as well as their annual incentive payout under the AIP and their performance share payout, to be paid at a certain time specified by the participant consistent with the terms of the Deferred Compensation Plan. The amounts that were deferred in 2008 are listed in the Executive Contributions column in this table. There are no Company Contributions under the Deferred Compensation Plan. Under the Deferred Compensation Plan, among the executive officers listed in this table, none had an account balance as of December 31, 2008.

Under the Supplemental DC Plan, participants may receive a supplemental matching contribution and/or a supplemental basic pension contribution. These are primarily contributions that would have been made to the account of a participant in the DC Plan but for the application of Federal tax law limitations. There are no employee contributions under the Supplemental DC Plan. Under the Supplemental DC Plan, among the executive officers listed in this table, each one had an account balance as of December 31, 2008.

Under the Supplemental DC Plan, Company contributions are deemed invested in Company Common Stock for the named executive officers, and earnings include any deemed interest, dividends, gains and losses. No actual shares of Company Common Stock are held by the Supplemental DC Plan.

Employment Agreements and Termination and Change in Control Payments

Employment Agreements.  The Company and Mr. Kirsch entered into an employment agreement when Mr. Kirsch joined the Company on October 18, 2004. The agreement was amended effective December 31, 2008, to reflect changes in Mr. Kirsch’s status and salary and to revise the manner in which certain benefits are provided in order to comply with Section 409A of the Internal Revenue Code (“Section 409A”). The agreement terminates on Mr. Kirsch’s death, employment termination due to disability, voluntary termination or involuntary termination (with or without cause). The initial term of the employment agreement ended December 31, 2007, but it is renewable for one-year periods thereafter.

Mr. Kirsch’s base salary for 2006 was $600,000 from January through June, and increased to $650,000 on July 1, 2006. Mr. Kirsch’s base salary for 2007 was $700,000. Mr. Kirsch’s base salary for 2008 was $725,000. His target bonus was 75% of his base salary in 2006 and 2007, and 80% of his base salary in 2008. Mr. Kirsch is also eligible for awards under the Company’s LTIP, including awards of stock options, performance shares and restricted shares, to the extent determined by the Compensation Committee of the Board, and to participate in other benefit plans generally available to senior management.

If Mr. Kirsch’s employment were to end on account of an involuntary “Termination Without Cause” (as that term is defined in his employment agreement), the Company would be obligated to –

o	Pay Mr. Kirsch a lump sum severance payment (subject to any required delay in payment as a result of Section 409A) equal to two times his full year’s compensation (base salary plus targeted annual bonus),

o	Provide Mr. Kirsch continued participation in Ferro’s employee benefit programs for up to 24 months,

o	Provide Mr. Kirsch outplacement services, and

o	Reimburse Mr. Kirsch for legal fees he incurs as a result of his termination of employment.

If Mr. Kirsch’s employment had terminated without cause on December 31, 2008, he would have been entitled to cash compensation of $2,610,000, continuation of group health benefits with an estimated value of $53,534, and outplacement with an estimated value of up to $50,000. The Company would have also paid any legal fees Mr. Kirsch incurred in connection with his termination. If Mr. Kirsch’s employment were terminated under the Change of Control Agreement (defined below), then the terms of the Change of Control Agreement, and not the employment agreement, would govern.

The Company’s payment and benefit continuation obligations would cease if Mr. Kirsch were to breach any of his agreements contained in the Company’s standard employee confidentiality agreement or if Mr. Kirsch were to decline to sign and return, or revoke, a release agreement containing the standard noncompetition, nonsolicitation, nondisparagement and confidentiality commitments the Company ordinarily requires of executives who receive additional benefits or payments on termination of employment.

Pursuant to her offer letter from the Company, Ms. Bailey received a sign-on bonus of $100,000 during 2007 and is eligible to earn an additional retention bonus of $300,000, paid in equal installments of $100,000 on the first, second and third anniversary of her employment with Ferro. Ms. Bailey must be an employee of Ferro on each of the anniversaries in order to receive a payment on such date. Ms. Bailey joined the Company on January 2, 2007.

Pursuant to his offer letter from the Company, Mr. Russell is eligible to earn an additional incentive of $100,000 per year in 2006, 2007 and 2008 if the operating profit for the business unit for which Mr. Russell is responsible reaches the AIP target set for such year. Mr. Russell received the full $100,000 incentive payment for 2006. Although the Electronic Material Systems AIP target was not achieved in 2007, the Compensation Committee of the Board of Directors decided to make a discretionary payment of $75,000 in recognition of Mr. Russell’s capabilities and contributions to Electronic Material Systems during 2007 and to pay him the remaining $25,000 if the 2008 AIP target was achieved. Since the 2008 target was achieved, Mr. Russell will receive that $25,000 plus the $100,000 incentive payment for 2008 under his offer letter.

Mr. Bays voluntarily terminated his employment effective December 31, 2008. He and Ferro did not have an employment agreement (other than a standard confidentiality and non-compete agreement). He and Ferro also did not have a severance agreement, except an agreement with respect to awards under the LTIP. See footnotes 3 and 4 to the Summary Compensation Table above for a description of these arrangements.

Other than customary offer letters and confidentiality and non-compete agreements, the Company is not a party to any employment agreements with the other executives named in the Summary Compensation Table.

Termination Payments.  The AIP provides an executive with an opportunity to earn additional cash compensation based upon the achievement of pre-determined financial goals for the fiscal year. See the Annual Incentives discussion of the Executive Compensation & Discussion Analysis on page 14 above for a discussion of this plan. If an executive leaves us before completion of the calendar year for any reason other than retirement, then the executive forfeits his or her award for that calendar year. If an executive’s employment with us ends during a calendar year because the executive retires, then the executive receives a prorated award based on his or her annual rate of base salary at retirement (provided that the executive worked for a minimum of three months during the plan year). See the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table on page 21 above for the amounts that each executive would have been entitled to receive if his or her employment with the Company had terminated as of December 31, 2008. Mr. Bays’ employment actually terminated on that date.

The executives are eligible to participate in the Supplemental DC Plan. See Non-Qualified Deferred Compensation on page 28 above for a discussion of this plan. If an executive’s employment terminates for any reason, he or she will receive the portion, if any, of his or her account that had vested prior to January 1, 2005, (plus earnings) soon after the end of the month in which the termination occurs, and any remaining vested portion of his or her account will be paid six months following the termination of employment. Each executive’s account vests 20% per year, with full vesting upon the completion of five years of employment. Alternatively, the executive’s account fully vests upon attainment of age 65, disability, death or a change in control. If the executive dies on the date of termination or during the six months following termination, the payment will be made as of the date of death. The form of the payment, whether stock or cash, is dependent upon the executive’s election. If his or her employment with us terminated as of December 31, 2008, each executive would have been entitled to receive the following amount: Mr. Kirsch ($103,754), Ms. Bailey ($14,495), Mr. Murry ($25,387), Mr. Russell ($12,655) and Mr. Thomas ($45,154). Mr. Bays’ employment actually ended on that date at which time he became eligible under the Supplemental DC Plan for a gross benefit amount of $45,628 payable in two installments.

Messrs. Thomas and Bays are the only executives named in the Summary Compensation Table who were participants in the DB Plan and the Supplemental DB Plan because these plans are available only to executives who were hired prior to July 1, 2003 (when the DB Plan was frozen as to new hires). If Mr. Thomas’ employment terminates, he would receive the portion, if any, of his or her benefit under the plans that had vested prior to January 1, 2005 (or he could begin the payment of that benefit in the form of an annuity) soon after the end of the month in which the termination occurs, and any remaining vested portion of his account will be paid in a lump sum six months following the termination of his employment. If Mr. Thomas’ employment had terminated December 31, 2008, then his estimated benefit under the Supplemental DB Plan would have been $59,348. Mr. Bays’ employment actually ended on December 31, 2008. He is eligible for a lump sum payment of his Supplemental DB Plan benefit in the gross amount of $157,121 in July 2009. Mr. Bays began to receive payment of his DB Plan benefit as of January 1, 2009, in the gross monthly amount of $1,006. See Post-Employment Compensation on page 27 for a discussion of these plans.

The executives are also eligible to participate in the LTIP. (See the discussion of long-term incentives on page 15 above for a description of the LTIP.) The LTIP allows the Company to award various different types of long-term incentives; however, the executives have only received stock options, performance shares and restricted shares. For stock options, if an executive leaves us for any reason other than a change in control, death, disability or retirement, he or she has three months to exercise stock options that were vested as of the date of separation and any options that were not vested as of the date of separation from service are forfeited. If there is a change in control (whether or not the executive is terminated) or the executive leaves us as a result of death, disability or retirement, all options previously awarded to such executive are fully vested and remain exercisable for the rest of the option period.

For performance shares, if an executive leaves us for any reason other than a change in control, death, disability or retirement, then he or she is entitled to the value of the performance shares that have vested for completed performance share periods, which will be provided to the executive in the form of a cash payment equal to 50% of the value of the performance shares and the other 50% will be in the form of Ferro Common Stock. Any performance shares for any performance share period that has not been completed are forfeited. If the executive leaves as a result of death, disability or retirement, the executive will receive prorated vesting of performance shares for performance periods that have not been completed as of the date of separation, which will be provided to the executive after the end of the performance period in the form of a cash payment equal to 50% of the value of the performance shares and the other 50% will be in the form of Ferro Common Stock. For a description of the effect of a change in control on performance share awards, see the Change in Control Payments discussion on page 33 below.

Restricted shares were granted under the 2006 LTIP to certain executives for the first time in 2008. Those restricted shares vest three years from the date of grant in 2008. If the executive leaves during the three-year vesting period other then due to death, disability or a change of control, then the restricted shares are forfeited. If the executive leaves during the three-year vesting period due to death, disability or a change of control, then the restricted shares will vest and the executive will receive the restricted shares. See Executive Compensation Discussion & Analysis on page 15 for a discussion of restricted shares.

Pursuant to agreement, Mr. Bays received an additional year (25%) vesting on any unvested stock options when his employment terminated. Any remaining unvested stock options and his restricted shares were forfeited. Regarding performance shares, Mr. Bays will receive any payout for the 2006-2008 performance period and, under that agreement, two-thirds and one-third, respectively, of any payouts for the 2007-2009 and 2008-2010 performance periods after the end of the applicable period.

The table below shows the estimated value of the payments under the LTIP for each of the executives named in the Summary Compensation Table if they had left the Company on December 31, 2008:

Estimated Payments on Termination

	Resignation or
	Termination by the
	Company
	(Other Than by
	Reason of a Change		Death or
Name	in Control)(1)(2)	Retirement(3)	Disability(3)
	$	$	$
James F. Kirsch

Stock Options	0	0	0
Restricted Shares	0	0	338,400
Performance Shares	314,803	614,428	614,428

Sallie B. Bailey

Stock Options	0	0	0
Restricted Shares	0	0	76,140
Performance Shares	75,402	146,255	146,255

Michael J. Murry

Stock Options	0	0	0
Restricted Shares	0	0	50,760
Performance Shares	86,712	145,345	145,345

Barry D. Russell

Stock Options	0	0	0
Restricted Shares	0	0	50,760
Performance Shares	86,712	139,000	139,000

Peter T. Thomas

Stock Options	0	0	0
Restricted Shares	0	0	50,760
Performance Shares	77,287	129,575	129,575

James C. Bays(4)

Stock Options	0	N/A	N/A
Restricted Shares	0	N/A	N/A
Performance Shares	139,000	N/A	N/A

(1)	Payments for stock options, performance shares and restricted shares upon termination following a change in control are set forth in the Estimated Change-in-Control Payments table on page 34 below.

(2)	The performance share amounts in this column equal the estimated amounts earned for the 2006-2008 performance period. The stock option amounts in this column are zero because the executives would not have received accelerated vesting of any stock options in the event of the executive’s resignation or termination by the Company (other than by reason of a change in control). Regarding the information for Mr. Bays, see footnote 4 below.

(3)	The stock option amounts in the death or disability and retirement columns show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to death, retirement, or disability and is based on the difference between the closing price of our Common Stock on December 31, 2008, and the exercise price of the in-the-money accelerated stock options. The restricted share amounts in these columns equal the restricted shares issued for the first time in 2008 using the December 31, 2008, closing price of our Common Stock. Restricted shares are forfeited upon retirement, but become vested upon death or disability. The performance share amounts in these columns equal the estimated amount earned for the 2006-2008 performance period, plus the estimated amounts relating to the prorated portion of the 2007-2009 and 2008-2010 performance periods valued using the December 31, 2008, closing price of our Common Stock and assuming that target has been achieved for each of the latter two performance periods.

(4)	Mr. Bays’ employment terminated on December 31, 2008. He received no severance payments or special arrangements in connection with his employment termination other than arrangements relating to his incentive compensation as described above under the section entitled Employment Agreements on page 29. The performance share figure in the Resignation or Termination by the Company (Other Than by Reason of a Change in Control) column in this table reflects the estimated amount earned for the 2006-2008 performance period, plus the estimated amounts relating to the prorated portion of the 2007-2009 and 2008-2010 performance periods valued using the December 31, 2008, closing price of our Common Stock and assuming that the target performance goals have been precisely achieved for each of the latter two performance periods.

Change in Control Payments.  Effective January 1, 2009, the Company entered into amended and restated change in control agreements (the “Change in Control Agreements”) with each of Ms. Bailey and Messrs. Kirsch, Murry, Russell and Thomas. The purpose of these agreements is to reinforce and encourage each officer’s continued attention and dedication to his or her assigned duties without distraction in the face of solicitations by other employers and the potentially disturbing circumstances arising from the possibility of a change in control of Ferro.

Under the respective Change in Control Agreements, if a change in control of the Company occurs, then the following will happen:

o	If the executive’s employment is terminated for any reason other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason, the Company would be obligated to —

o	Pay the executive a lump sum severance payment equal to two times (three times with respect to Mr. Kirsch) the executive’s full year’s compensation (base salary plus bonus at the targeted amount) (the “Termination Payment”),

o	Provide the executive with continued participation in Ferro’s employee benefit programs for up to 24 months (36 months with respect to Mr. Kirsch), except in the event of the executive’s death,

o	Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurs (if that termination date occurs in a calendar year following the calendar year in which the change in control occurs),

o	Pay the executive a lump sum amount in cash equal to the sum of (i) the present value of the excess of the benefits that would have been paid or payable to the executive under any defined-benefit retirement plan the executive participates in if he or she had remained employed by Ferro for an additional 24 months (36 months with respect to Mr. Kirsch) over the benefits that are payable at the time of termination; plus (ii) the contributions that Ferro would have been required to make under any defined-contribution retirement plan over the 24 months (36 months with respect to Mr. Kirsch) following termination,

o	Provide the services of an outplacement firm, and

o	Maintain the executive’s indemnification insurance for at least four years.

o	If the executive’s employment is terminated by reason of death, the Company will be obligated to —

o	Pay the executive a lump sum severance payment equal to the Termination Payment, and

o	Pay the executive a lump sum amount in cash equal to the pro rata portion of the executive’s annual bonus for the calendar year in which the date of termination occurred.

In addition, within five days after the Change in Control occurs, the Company will be obligated to pay the executive an amount in cash (or stock if necessary for tax reasons related to the Change in Control) for each grant of performance shares previously awarded to the executive for any performance period that had not expired immediately before the Change in Control (even if the performance period has not been completed as of the date of the Change in Control and regardless of whether or not the executive’s employment were terminated).

Finally, if any of the foregoing payments is subject to an excise tax, the Company will provide a payment to cover such tax, and the Company will pay the fees of tax counsel for the executive in connection with determining whether the payments will be subject to an excise tax.

These agreements limit the executives’ right to compete against Ferro after the termination of employment for a period of 24 months after the date of termination in normal circumstances and 36 months following the date of termination if all of the following conditions are met:

o	The Company has not terminated the executive’s employment because of disability,

o	The Company provides written notice to the executive not later than two months after the date of termination that the Company elects to impose the additional 12 month period, and

o	The Company pays the executive an aggregate amount equal to the executive’s base salary for the calendar year of the date of termination.

Each Change in Control Agreement also includes a non-disparagement provision that is perpetual.

The table below describes the estimated value of the payments for each of the executives named in the Summary Compensation Table would have received if there had been a change in control and the executive’s employment had been terminated as of December 31, 2008 (other than by the Company for cause, by reason of the executive’s death or retirement or by the executive without good reason):

Estimated Change-in-Control Payments(1)

						Out-
						placement			Excess
						Assistance			Parachute
			Health &			and	D & O		Payment
			Welfare		Retirement	Executive	Coverage	Tax	and Tax
	LTIP(2)	Severance(3)	Benefits(4)	2008 AIP(5)	Benefits(6)	Allowances	Premiums(7)	Counsel	Gross Up	Total
	$	$	$	$	$	$	$	$	$	$

James F. Kirsch	1,473,450	3,915,000	80,301	580,000	396,390	155,000	82,737	5,000	3,025,565	9,713,443

Sallie B. Bailey	348,623	1,095,000	37,995	182,500	94,470	69,200	82,737	5,000	749,179	2,664,704

Michael J. Murry	317,603	1,095,000	46,732	182,500	94,470	69,200	82,737	5,000	748,060	2,641,301

Barry D. Russell	308,085	975,000	41,484	287,500	83,670	69,200	82,737	5,000	720,376	2,573,052

Peter T. Thomas	290,460	975,000	49,224	162,500	251,860	69,200	82,737	5,000	822,294	2,708,275

(1)	Mr. Bays’ employment terminated on December 31, 2008. He received no severance payments or special arrangements other than arrangements relating to his incentive compensation as described above under the section entitled Employment Agreements on page 29. Consequently, we have not included Mr. Bays in this Table.

(2)	This column includes the aggregate amounts related to performance shares and stock options. The performance share amounts in this column equal the payouts for the 2006-2008, 2007-2009 and 2008-2010 performance periods, assuming target performance and valued using the December 31, 2008, share price of our Common Stock. The stock option amounts in this column show the value of additional stock options that would have vested for each executive if the executive’s employment had terminated due to a change-in-control and is based on the difference between the closing price of our Common Stock on December 31, 2008, and the exercise price of the in-the-money accelerated stock options.

(3)	The severance payment includes a lump sum payment equal to two times (three times with respect to Mr. Kirsch) each executive’s full year’s compensation (base salary plus bonus at the target amount).

(4)	The health and welfare benefits amounts equal the estimated value of health and welfare benefit coverage under the applicable Change in Control Agreement.

(5)	The incentive payment shown for Mr. Russell includes a special incentive payment of $125,000 for 2008 under the terms of the agreement between Mr. Russell and the Company when he was hired. (See the Summary Compensation Table on page 21 for the incentive payment Mr. Russell actually received for 2008.)

(6)	The amounts in this column include payments pursuant to the applicable Change in Control Agreement relating to the DC Plan and the Supplemental DC Plan. The amount for Mr. Thomas also includes payments pursuant to his Change in Control Agreement relating to the DB Plan and the Supplemental DB Plan.

(7)	The amounts in this column are based on total estimated future premiums allocated among all covered insureds.

SHAREHOLDINGS

Stock Ownership by Directors, Executive Officers and Employees

Ferro encourages share ownership by its Directors and executive officers and has ownership guidelines as described in Executive Compensation Discussion & Analysis. The information below shows beneficial ownership of Ferro Common Stock by (i) each Director, (ii) each executive officer named in the Summary Compensation Table on page 21 above, and (iii) all Directors and executive officers as a group. Except as otherwise noted, each person has sole voting and investment power as to his or her shares of Common Stock. (The information set forth below is as of March 2, 2009.) None of our current Directors or executive officers own any of the outstanding shares of Series A ESOP Convertible Preferred Stock.

		Shares of Common
	Shares of	Stock Underlying
	Common Stock	Options Exercisable		Percentage of
	Owned Directly	Within 60 Days of	Total Shares of	Outstanding
	or Indirectly	Record Date	Common Stock	Common Stock
Michael H. Bulkin(1)	47,543	36,250	83,793	*

Sandra Austin Crayton(1)	21,043	36,250	57,293	*

Richard J. Hipple(1)	6,800	0	6,800	*

Jennie S. Hwang(1)	20,198	28,750	48,948	*

James F. Kirsch(2)	275,325	341,500	616,825	1.4%

William B. Lawrence(1)	19,031	33,750	52,781	*

Michael F. Mee(1)	34,476	31,250	65,726	*

Perry W. Premdas(1)	18,800	0	18,800	*

William J. Sharp(1)	30,028	36,250	66,278	*

Dennis W. Sullivan(1)	50,032	36,250	86,282	*

Officers Named in Summary Compensation Table

Sallie B. Bailey(2)	61,950	26,000	87,950	*

Michael J. Murry(2)	61,950	71,062	133,012	*

Barry D. Russell(2)	56,200	65,812	122,012	*

Peter T. Thomas(2)	59,199	62,525	121,724	*

James C. Bays(2)	48,611	195,062	243,673	*

16 Directors and Executive Officers as a Group(3)	824,000	853,024	1,677,024	3.7%

*	Less than 1 percent.

(1)	Shares of Common Stock reported above do not include 3,800 deferred stock units awarded to all non-executive Directors in February 2009, because no voting rights are conferred with the deferred stock units. The deferred stock units will be converted to Common Stock after a one-year vesting period and are subject to forfeiture if the recipient is no longer serving as a Director at the end of the deferral period except in the case of retirement, disability or death.

(2)	Shares of Common Stock reported above include 161,000, 38,650, 37,850, 36,500, 34,000 and 36,500 performance shares awarded to Mr. Kirsch, Ms. Bailey, Mr. Murry, Mr. Russell, Mr. Thomas and Mr. Bays, respectively, with regard to the 2006-2008, 2007-2009 and 2008-2010 performance periods (all of which shares of Common Stock are subject to forfeiture under the LTIP), as well as 101,500, 23,300, 19,700, 19,700, 19,700 and 0 restricted shares of common stock awarded to Mr. Kirsch, Ms. Bailey, Mr. Murry, Mr. Russell, Mr. Thomas and Mr. Bays, respectively, under the LTIP, but do not include 46,903 “phantom” shares held for the accounts of to Mr. Kirsch, Ms. Bailey, Mr. Murry, Mr. Russell, Mr. Thomas and Mr. Bays in the Supplemental DC Plan.

(3)	Shares reported above include 374,925 performance shares awarded to the executive officers with regard to the 2006-2008, 2007-2009 and 2008-2010 performance periods (all of which shares of Common Stock are subject to forfeiture under the terms of the respective plans), as well as 211,900 restricted shares of common stock, but do not include 50,472 “phantom” shares held for the accounts of the executive officers in the Supplemental DC Plan.

Stock Ownership by Other Major Shareholders

The following table sets forth information about each person known by us to be the beneficial owner of more than 5% of Ferro’s outstanding Common Stock or shares convertible into Common Stock.

	Nature and Amount of
	Beneficial Ownership	Percentage of
	(Shares of Common	Outstanding
Name and Address of Beneficial Owner	Stock)	Common Stock
Mario J. Gabelli and related entities(1) One Corporate Center Rye, New York 10017	7,338,624	16.78%

AXA Financial, Inc., and related entities(2) 1290 Avenue of the Americas New York, NY 10104	3,402,218	7.80%

Barclays Global Investors, NA., and related entities(3) 400 Howard Street San Francisco, CA 94105	2,934,136	6.71%

Dimensional Fund Advisors LP(4) 1299 Ocean Avenue Santa Monica, CA 90401	2,433,732	5.56%

(1)	We obtained the information regarding share ownership from the Schedule 13D/A filed February 9, 2009, by Mario J. Gabelli and related entities, which reported sole voting power as to 7,129,924 shares of Common Stock and sole dispositive power as to 7,338,624 shares of Common Stock as of December 31, 2008.

(2)	We obtained the information regarding share ownership from the Schedule 13G filed February 13, 2009, by AXA Financial, Inc., and related entities, which reported sole voting power as to 2,333,017 shares of Common Stock and sole dispositive power as to 3,402,218 shares of Common Stock as of December 31, 2008.

(3)	We obtained the information regarding share ownership from the Schedule 13G filed February 9, 2009, by Barclays Global Investors, NA., and related entities, which reported sole voting power as to 2,502,384 shares of Common Stock and sole dispositive power as to 2,934,136 shares of Common Stock as of December 31, 2008.

(4)	We obtained the information regarding share ownership from the Schedule 13G/A filed February 9, 2009, by Dimensional Fund Advisors LP. Dimensional Funds Advisors LP is a registered investment advisor and serves as investment advisor or manager to four funds that own the shares of Common Stock and reported sole voting power as to 2,356,734 shares of Common Stock and sole dispositive power as to 2,433,732 shares of Common Stock as of December 31, 2008. Dimensional Fund Advisors LP, however, disclaims beneficial interest of the shares of Common Stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and Directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, Directors and greater than ten percent shareholders are required by Securities and Exchange Commission regulation to furnish Ferro with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2008, or with respect to such fiscal year, all Section 16(a) filing requirements were met.

PROPOSAL TWO: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

Deloitte & Touche LLP served as independent registered public accounting firm to the Company in 2008 and is expected to be retained to do so in 2009. The Board of Directors has directed that management submit the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting.

Shareholder ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm is not required by the Company’s Code of Regulations or otherwise. However, the Board of Directors is submitting the selection of Deloitte & Touche LLP to the shareholders for ratification as a matter of good corporate practice. If the shareholders do not ratify the selection, the Audit Committee will reconsider whether to retain the firm. In such event, the Audit Committee may retain Deloitte & Touche LLP, notwithstanding the fact that the shareholders did not ratify the selection, or select another nationally recognized accounting firm without re-submitting the matter to the shareholders. Even if the selection is ratified, the Audit Committee reserves the right in its discretion to select a different nationally recognized accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Vote Required for Approval

The affirmative vote of a majority of the votes cast on this proposal, provided the total number of votes cast represents a majority of the outstanding common shares, is required for approval. Broker non-votes will not be treated as votes cast. Abstentions will be treated as votes cast and, consequently, will have the same effect as votes against the proposal.

Board Recommendation

The Board recommends that you vote FOR the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for the year ending December 31, 2009. Unless you instruct otherwise on your proxy card or by telephone or Internet voting instructions, your proxy will be voted in accordance with the Board’s recommendation.

OTHER INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM INFORMATION

Appointment of Independent Registered Public Accounting Firm

The Audit Committee has sole responsibility for appointing the Company’s independent registered public accountants, but will consider the outcome of the shareholder vote on ratification of any appointment.

Deloitte & Touche LLP has served as the Company’s independent registered public accounting firm since 2006 and is expected to continue as Ferro’s auditors for the year 2009. In accordance with its responsibilities under its charter and the New York Stock Exchange listing standards, the Audit Committee will assess periodically the advisability of rotating audit firms for audits in future years. Representatives of Deloitte & Touche LLP will attend the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Fees

The Audit Committee has sole responsibility, in consultation with management, for approving the terms and fees for the engagement of the independent registered public accounting firm for audits of Ferro’s financial statements. In addition, the Audit Committee has sole responsibility for determining whether and under what circumstances Ferro’s independent registered public accounting firm may be engaged to perform audit-related services and must pre-approve any non-audit related services performed by the independent registered public accounting firm. Under no circumstance is our independent registered public accounting firm permitted to perform services of the nature described in Section 201 of the Sarbanes-Oxley Act.

For the years ended December 31, 2008, and December 31, 2007, Deloitte & Touche LLP billed the Company fees as follows:

Year	Audit Fees	Audit-Related Fees	Tax Fees	All Other Services
2008	$5,408,450	$969,854	$585,082	$14,500

2007	$6,501,215	$0	$251,800	$17,100

Fees noted in “Audit-Related Fees” in 2008 represent fees related to a registration statement on Form S-3 filed by the Company and for financial statements prepared in connection with the proposed disposition of certain of our assets.

Fees noted in “Tax Fees” in 2008 and 2007 represent fees for professional services for tax compliance, tax advice and tax planning. These services include assistance with global tax planning and tax compliance in the United States and in certain foreign jurisdictions.

Fees noted in “All Other Services” in 2008 and 2007 represent subscription fees for access to accounting research databases and a permitted non-audit service related to an international quality attestation.

The Audit Committee has reviewed all non-audit services described above and has concluded that the provision of these non-audit services is compatible with maintaining Deloitte & Touche LLP ’s independence.

Report of the Audit Committee

The Audit Committee has reviewed and discussed with Ferro’s management and Deloitte & Touche LLP, Ferro’s independent registered public accounting firm, the audited financial statements of the Company for the fiscal year ended December 31, 2008. The Audit Committee has also discussed with Deloitte & Touche LLP all matters required by generally accepted auditing standards to be discussed. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the Public Company Accounting Oversight Board regarding the communications of Deloitte and Touch LLP concerning independence and has discussed with Deloitte & Touche LLP its independence.

Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements be included in Ferro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Respectfully submitted,

William J. Sharp, Chair
Dr. Jennie S. Hwang
William B. Lawrence
Perry W. Premdas
Dennis W. Sullivan

SHAREHOLDER PROPOSALS FOR
THE 2010 ANNUAL MEETING

Any shareholder who intends to present a proposal at the 2010 Annual Meeting and who wishes to have the proposal included in Ferro’s proxy statement and form of proxy for that meeting must deliver the proposal to the Company at our headquarters at 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147, not later than November 24, 2009.

Any shareholder who intends to present a proposal at the 2010 Annual Meeting other than for inclusion in Ferro’s proxy statement and form of proxy must deliver the proposal to Ferro at our headquarters at 1000 Lakeside Avenue, Cleveland, Ohio 44114-1147, no later than February 7, 2010, or such proposal will be untimely. Ferro reserves the right to exercise discretionary voting authority on the proposal if a shareholder fails to submit the proposal by February 7, 2010.

SHAREHOLDER VOTING

Under the Ohio General Corporation Law, if a shareholder desires cumulative voting for election of the Directors, then the shareholder must provide written notice to the President, a Vice President or the Secretary of Ferro at least 48 hours before the meeting. Upon announcement of this notice at the meeting, each shareholder will have cumulative voting rights. Cumulative voting means that each shareholder is entitled to that number of votes equal to the number of shares that he or she owns multiplied by the number of Directors to be elected. Each shareholder may cast all of his or her votes for a single nominee or may distribute his or her votes among as many nominees as he or she sees fit. As indicated on page 3 above, if the election of Directors is by cumulative voting, the persons appointed by the accompanying proxy intend to cumulate the votes represented by the proxies they receive and distribute such votes in accordance with their best judgment in order to elect three nominees for Directors. Those nominees receiving the largest number of votes for the Director positions to be filled will be elected to those positions.

Abstentions and broker non-votes will be deemed to be present for the purpose of determining a quorum for the meeting, but will be deemed not voting on the issues or matters as to which the abstention and non-votes are applicable.

MISCELLANEOUS

Ferro will bear the cost of preparing and mailing this statement, with the accompanying proxy and other instruments. Ferro will also pay the standard charges and expenses of brokerage houses, or other nominees or fiduciaries, for forwarding such instruments to and obtaining proxies from security holders and beneficiaries for whose account they hold registered title to Ferro shares. In addition to using the mail, Directors, officers and other employees of Ferro, acting on its behalf, may also solicit proxies, and Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, has been retained, at an estimated cost of $7,500 plus expenses, to aid in the solicitation of proxies from brokers, institutional holders and individuals who own a large number of shares. Proxies may be solicited personally, or by telephone. This Proxy Statement and the accompanying proxy will be sent to shareholders by mail on or about March 24, 2009.

Only the business set forth above in this notice of meeting will be acted upon at the Annual Meeting of Shareholders.

FERRO CORPORATION

By:	Mark H. Duesenberg
Secretary

March 24, 2009

Important Notice Regarding the Availability of Proxy Materials for the 2009 Annual Meeting of Shareholders of Ferro Corporation to Be Held on April 24, 2009:

This Proxy Statement and annual report to security holders are available at http://phx.corporate-ir.net/phoenix.zhtml?c=73886&p=proxy.

Note

Under rules of the Securities and Exchange Commission, to minimize mailing costs we are permitted to send a single set of annual reports and proxy statements to any household at which two or more shareholders reside if they appear to be members of the same family. A number of brokerage firms have also instituted this practice with respect to the delivery of documents to shareholders residing at the same address. With this practice, however, each shareholder continues to receive a separate proxy card for voting. Any shareholder affected by this practice who desires to receive multiple copies of annual reports and proxy statements in the future should call Investor Relations at 216.641.8580.

V O T E B Y T E L E P H O N E FERRO CORPORATION c/o National City Bank Have your proxy card available when you call Shareholder Services Operations Toll-Free 1-888-693-8683 using a touch-tone Locator 5352 phone and follow the simple instructions to P. O. Box 94509 record your vote. Cleveland, OH 44101-4509 V O T E B Y I N T E R N E T Have your proxy card available when you access the website www.cesvote.com and follow the simple instructions to record your vote. V O T E B Y M A I L Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-5300. Vote by Telephone Vote by Internet Vote by Mail Call Toll-Free using a Access the Website and Return your proxy touch-tone telephone: cast your vote: in the postage-paid 1-888-693-8683 www.cesvote.com envelope provided Vote 24 hours a day, 7 days a week! Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 24, 2009 to be counted in the final tabulation. If you vote by telephone or over the Internet, do not mail your proxy card. I If you vote by mail, the proxy card below must be signed and dated. D Please fold and detach card at perforation before mailing. D FERRO CORPORATION This proxy is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on April 24, 2009. The undersigned shareholder of Ferro Corporation hereby appoints Mark H. Duesenberg, Sallie B. Bailey and Peter T. Thomas, and each of them, the proxies of the undersigned, with full power of substitution to vote the shares of the undersigned at the 2008 Annual Meeting of Shareholders of the Corporation and any adjournment thereof upon the proposals on the reverse side. Signature Signature if held jointly Date: , 2009 NOTICE: When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. A proxy given by a corporation should be signed in the corporate name by the chairman of its board of directors, its president, vice president, secretary, or treasurer.

YOUR VOTE IS IMPORTANT If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares are represented at the Annual Meeting. If you vote by telephone or Internet, it is not necessary to return this proxy card. D Please fold and detach card at perforation before mailing. D Ferro Corporation Proxy Please indicate how you wish your shares to be voted. Unless otherwise indicated, the proxies will vote FOR proposals 1 and 2. THE BOARD OF DIRECTORS RECOMMEND VOTES BE CAST FOR PROPOSALS 1 AND 2. 1. ELECTION OF DIRECTORS Nominees for terms expiring in 2012: (1) Jennie S. Hwang, Ph.D. (2) James F. Kirsch (3) William J. Sharp FOR all nominees listed above WITHHOLD AUTHORITY (except as listed to the contrary below) to vote for all nominees listed above. To withhold authority to vote for any individual nominee, write that nominee’s name below: 2. Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accountant FOR AGAINST ABSTAIN 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. IMPORTANT – THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE

FERRO CORPORATION V O T E B Y T E L E P H O N E c/o National City Bank Have your instruction card available when Shareholder Services Operations you call Toll-Free 1-888-693-8683 using a Locator 5352 touch-tone phone and follow the simple P. O. Box 94509 Cleveland, OH 44101-4509 instructions to record your vote. V O T E B Y I N T E R N E T Have your instruction card available when you access the website www.cesvote.com and follow the simple instructions to record your vote. V O T E B Y M A I L Please mark, sign and date your instruction card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253-5300. Vote by Telephone Vote by Internet Vote by Mail Call Toll-Free using a Access the Website and Return your instruction touch-tone telephone: cast your vote: card in the postage-paid 1-888-693-8683 www.cesvote.com envelope provided Your telephone or Internet vote must be received by 6:00 a.m. Eastern Daylight Time on April 22, 2009 to be counted in the final tabulation. If you vote by telephone or over the Internet, do not mail your instruction card. SEE REVERSE SIDE FOR VOTING INSTRUCTIONS BOX A To Vote Shares of Company Stock BOX B To Vote Uninstructed Shares of Allocated to Your Plan Account Company Stock in the Plan I I If you vote by mail, the instruction card below must be signed and dated. D Please fold and detach card at perforation before mailing. D FERRO CORPORATION CONFIDENTIAL VOTING INSTRUCTIONS The undersigned, a participant in the Ferro Corporation Savings and Stock Ownership Plan and/or the Ferro Corporation Bargaining Unit 401(k) Plan (the “Plan”), hereby instructs the Trustee under the Plan, to vote the shares of Company stock allocated to his or her Plan account at the 2009 Annual Meeting of Ferro Corporation, and at any adjournment thereof, in accordance with the instructions on this card, as follows: 1. ELECTION OF DIRECTORS Nominees for terms expiring in 2012: (1) Jennie S. Hwang, Ph.D. (2) James F. Kirsch (3) William J. Sharp FOR all nominees listed above WITHHOLD AUTHORITY (except as listed to the contrary below) to vote for all nominees listed above. To withhold authority to vote for any individual nominee, write that nominee’s name below: 2. Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accountant FOR AGAINST ABSTAIN Your voting instructions will be kept confidential. Under no circumstances will the Trustee Signature—Please sign exactly as your name appears above. or any of its agents disclose to Ferro Corporation or any other party how you voted. Date: , 2009

As a participant in the Ferro Corporation Savings and Stock Ownership Plan and/or the Ferro Corporation Bargaining Unit 401(k) Plan (the “Plan”), you have the right to instruct JPMorgan Chase Bank, as Trustee, to vote the shares allocated to your Plan account. You also have the ability, acting as a Named Fiduciary under the Plan, to instruct JPMorgan Chase Bank to vote a pro rata portion of the shares of Company stock (based on the ratio of the amount of Company stock in your Plan account to the total amount of Company stock in the Plan for which instructions are received) allocated to other participants’ Plan accounts for which the Trustee does not receive voting instructions. To direct the Trustee to vote the shares of Company stock allocated to your Plan account by mail, please sign this voting instruction card on the reverse side. To direct the Trustee to vote the shares of Company stock allocated to your Plan account by telephone or the Internet, please follow the instructions on the reverse side and use the number by the arrow printed in Box A. To direct the Trustee to vote the uninstructed shares of Company stock in the Plan by mail, please sign this voting instruction card below. To direct the Trustee to vote the uninstructed shares of Company stock allocated to the Plan accounts of other participants by telephone or the Internet, please follow the instructions on the reverse side and use the number by the arrow printed in Box B. If you vote by telephone or the Internet, please do not send your voting instruction card by mail. D Please fold and detach card at perforation before mailing. D FERRO CORPORATION CONFIDENTIAL VOTING INSTRUCTIONS The undersigned, a participant, acting as a Named Fiduciary under the Ferro Corporation Savings and Stock Ownership Plan and/or the Ferro Corporation Bargaining Unit 401(k) Plan (the “Plan”), hereby instructs the Trustee under the Plan to vote the shares subject to this instruction at the 2009 Annual Meeting of Ferro Corporation, and at any adjournment thereof, in accordance with the instructions on this card, as follows: 1. ELECTION OF DIRECTORS Nominees for terms expiring in 2012: (1) Jennie S. Hwang, Ph.D. (2) James F. Kirsch (3) William J. Sharp FOR all nominees listed above WITHHOLD AUTHORITY (except as listed to the contrary below) to vote for all nominees listed above. To withhold authority to vote for any individual nominee, write that nominee’s name below: 2. Ratification of the appointment of Deloitte & Touche LLP as the Independent Registered Public Accountant FOR AGAINST ABSTAIN Your voting instructions will be kept confidential. Under no circumstances will the Trustee Signature—Please sign exactly as your name appears above. or any of its agents disclose to Ferro Corporation or any other party how you voted. Signature—Please sign exactly as your name appears above. Date: , 2009